ALEXANDRIA® | *Building the Future of Life-Changing Innovation*™

AT THE VANGUARD OF THE
LIFE SCIENCE ECOSYSTEM

ADVANCING SOLUTIONS FOR COVID-19

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Earnings Press Release & Supplemental Information

SECOND QUARTER ENDED JUNE 30, 2020

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020

ALEXANDRIA®
Building the Future of Life-Changing Innovation™
IN THE NEWS

Alexandria Real Estate Equities, Inc. at the Vanguard of the Life Science Ecosystem's Fight Against COVID-19

NEWS PROVIDED BY
Alexandria Real Estate Equities, Inc.
Jun 02, 2020, 08:30 ET

PASADENA, Calif., June 2, 2020 /PRNewswire/ -- Alexandria Real Estate Equities, Inc. (NYSE: ARE), an urban office REIT and the first, longest-tenured and pioneering owner, operator and developer uniquely focused on collaborative life science, technology and agtech campuses in AAA innovation cluster locations, is at the vanguard of the vital life science ecosystem that is fighting COVID-19. To enable critical COVID-related diagnostics, testing, therapies and vaccines and other essential research, development, manufacturing and commercialization efforts, Alexandria has successfully maintained the continuous operation of its essential national Labspace® real estate platform. Alexandria's methodical implementation of COVID-19 prevention standards promote the highest levels of health and safety for its tenants and its employees. As Alexandria continues to operate its world-class campuses and properties in this new environment, the comprehensive operational protocols it has put in place extend across a variety of focus areas, including access and circulation, signage and wayfinding, cleaning and disinfection, social/physical distancing, screening, personal protective equipment, air and water quality, and effective health security communications.

"For more than 25 years, Alexandria has set the highest standards for operational excellence in the unique life science real estate niche we pioneered, and we have been unwavering in our efforts to advance human health, which continues even more strongly in this era of COVID-19," said Joel S. Marcus, executive chairman and founder of Alexandria Real Estate Equities, Inc. and Alexandria Venture Investments. "We are incredibly proud of our position at the vanguard of the life science ecosystem and for the opportunity to collaborate with dozens of industry partners that are offering meaningful solutions to combat COVID-19. In bringing together our essential real estate platform, world-class frontline operations, trusted relationships, impactful thought leadership and purposeful corporate responsibility, we are well positioned to drive this mission-critical industry forward. We are also honored to team up with leaders from our preeminent life science and healthcare networks and leverage their tremendous expertise to enhance our already rigorous health and safety standards."

Alexandria and its Science & Technology team, known for its deep life science sector expertise and experience and its global network of key stakeholder relationships, have partnered with esteemed experts in biopharma, clinical research and psychiatry to form a dedicated COVID-19 Advisory Board. The board will review, validate and strengthen, as needed, the company's comprehensive, tailored and resilient COVID-19 health and safety measures and provide strategic, real-time insights as the pandemic continues to evolve. This ongoing collaboration with trusted industry

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	i

ALEXANDRIA®
Building the Future of Life-Changing Innovation™

CONFERENCE CALL INFORMATION:

Tuesday, July 28, 2020
3:00 p.m. Eastern Time
12:00 p.m. Pacific Time

(833) 366-1125 or
(412) 902-6738

Ask to join the conference call for Alexandria Real Estate Equities, Inc.

CONTACT INFORMATION:

Alexandria Real Estate Equities, Inc. | (626) 578-0777

Joel S. Marcus
Executive Chairman & Founder

Dean A. Shigenaga
Co-President &
Chief Financial Officer

Stephen A. Richardson
Co-Chief Executive Officer

Sara M. Kabakoff
Vice President – Corporate Communications

Paula Schwartz
Managing Director, Rx Communications Group
(917) 322-2216

moderna

Moderna, Inc. is working at an unprecedented speed to develop a vaccine against COVID-19 utilizing its mRNA platform. In late July 2020, the company will begin a 30,000-patient Phase III study. Moderna is also scaling up its manufacturing, including at one of our buildings, and is on track to deliver 500 million to 1 billion doses per year beginning in 2021.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	ii

ALEXANDRIA® | *Building the Future of Life-Changing Innovation*™

OUR MISSION

To create clusters that ignite and accelerate the world's leading innovators in their noble pursuit to advance human health by curing disease and improving nutrition

THAT'S WHAT'S IN OUR DNA™

OUR DNA

Each and every member of the Alexandria family is united in our efforts to fulfill our mission.

We **ARE…**

PASSIONATE

A deep-rooted passion for what we do

PIONEERING

A pioneering spirit to continually innovate and reinvent ourselves

DISCIPLINED

A high degree of discipline that provides us with financial consistency and stability and enables us to adapt to market conditions

OUR CLUSTER MODEL

Alexandria has identified four critical components for innovative companies to thrive: *location*, *innovation*, *talent*, and *capital*.

Our proven cluster model unites cutting-edge science and technology with leading scientific and managerial talent and strategic investment capital in best-in-class locations immediately adjacent to the world's top academic institutions.

LOCATION
INNOVATION
TALENT
CAPITAL

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	iii

Best-in-class, mission-driven urban office REIT focused on making a positive and lasting impact on the world

2015
2016
2020
Nareit
GOLD
AWARD
LARGE CAP EQUITY REIT
2018
2019

THIRD-CONSECUTIVE AND FIFTH OVERALL GOLD AWARD

COMMUNICATIONS AND REPORTING EXCELLENCE

Best-in-Class Transparency, Quality, and Efficiency of Disclosures and Reporting

ARE
S&P 500

Moody's Investors Service (Baa1/Stable)

S&P Global Ratings (BBB+/Stable)

81% (1) of ARE's Top 20 Tenants' Annual Rental Revenue Is From Investment-Grade or Publicly Traded Large Cap Tenants

74% (1) of ARE's Annual Rental Revenue Is From Class A Properties in AAA Locations

Unique Strategy and Operational Excellence That Have Historically Driven High-Quality Per-Share Growth of Funds From Operations, Dividends, and Net Asset Value

S&P 500® Investment-Grade REIT

Stable Long-Duration Cash Flows

- Class A properties in AAA locations
- Weighted-average remaining lease term for all tenants: 7.8 years

Core Operating Metrics – Same Property Revenue and Net Operating Income

- Favorable triple net lease structure with annual rent escalations
- Limited supply of Class A space
- Historical strong demand from innovative entities and significant rental rate growth on leasing activity and early renewals

Disciplined Allocation of Capital to the Development/Redevelopment of Highly Leased New Class A Properties

- Visible, multiyear, highly leased value-creation pipeline expected to generate incremental annual net operating income

Prudent Management of Our Strong and Flexible Balance Sheet

- Liquidity: $4.2 billion(2)
- Weighted-average remaining debt term: 9.9 years(3)

Unique Underwriting Expertise and Experience

- Prudent underwriting of innovative life science, technology, and agtech tenants
- Development of strategic relationships

Long-Tenured Executive Management Team

- Deep expertise, experience, and key relationships in the real estate, life science, technology, and agtech industries

Mission-Driven Company and a Leader in Environmental, Social, and Governance (ESG) Initiatives

- ESG efforts have benefited our tenants, employees, and communities, as well as enhanced value for our stockholders over the long term

(1)Refer to “Annual rental revenue,” “Class A properties and AAA locations,” and “Investment-grade or publicly traded large cap tenants” in the “Definitions and reconciliations” of our Supplemental Information for additional details.
(2)Liquidity as of June 30, 2020, pro forma for outstanding forward equity sales agreement entered into in July 2020. Refer to “Key credit metrics” of our Supplemental Information for additional details.
(3)Refer to “Summary of debt” in the “Key credit metrics” of our Supplemental Information for additional details.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	iv

STRONG AND FLEXIBLE BALANCE SHEET WITH SIGNIFICANT LIQUIDITY

CREDIT RATINGS

MOODY'S INVESTORS SERVICE

Baa1

Stable

S&P Global Ratings

BBB+

Stable

SIGNIFICANT LIQUIDITY

$4.2B[1]

Liquidity

DEBT MATURITIES

ZERO

Debt Maturities Until 2023

ALEXANDRIA'S CREDIT RATINGS[2]

TOP **10%**

Alexandria Is in the Top 10% Among All Publicly Traded REITs

NET DEBT AND PREFERRED STOCK TO ADJUSTED EBITDA[3]

≤5.3x

4Q20 Goal

WEIGHTED-AVERAGE REMAINING TERM[4]

Debt

9.9

Years

>

Leases

7.8

Years

(1)Liquidity as of June 30, 2020, pro forma for outstanding forward equity sales agreements entered into in July 2020. Refer to “Key credit metrics” of our Supplemental Information for additional details.
(2)Represents credit rating levels from Moody’s Investors Service and S&P Global Ratings in comparison to those of all publicly traded REITs (excluding mortgage REITs) as of June 30, 2020.
(3)Quarter annualized.
(4)As of June 30, 2020.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	v

SUSTAINABILITY

Developing and operating efficient and healthy buildings, reducing carbon pollution, and managing climate risk

ESG PROGRAM RECOGNITION

GRESB ★★★★★ GRESB 5 Star Rating 2019

A — GRESB Disclosure Score 2019 | 2018

A — MSCI ESG Rating 2019

Decarbonizing Construction

PURSUING LEED GOLD/PLATINUM

Longstanding commitment to LEED certification, which has driven our issuance of a total of $1 billion in green bonds

PURSUING ZERO ENERGY

On track to achieve Zero Energy Certification from the International Living Future Institute at 685 Gateway Boulevard in San Francisco

REDUCING EMBODIED CARBON

First REIT to use the Embodied Carbon in Construction Calculator (EC3) tool to measure and reduce embodied carbon

Managing Climate Risk

Supporting and aligning our sustainability reporting with guidelines from the Task Force on Climate-related Financial Disclosures (TCFD)

TCFD

2025 Goals and Progress

FOR BUILDINGS IN OPERATION

	Carbon Pollution (MTCO2e)[1]	Energy Consumption (kWh)[1]	Potable Water Consumption (Gal)[1]	Waste Diversion (Ton)[2]
2025 Goal	30% REDUCTION	25% REDUCTION	10% REDUCTION	45% DIVERSION
Progress	2015-2019 PROGRESS[3] 17.9% REDUCTION	2015-2019 PROGRESS[3] 18.8% REDUCTION	2015-2019 PROGRESS[3] 6.0% REDUCTION	2019 PROGRESS[4] 44.7% DIVERSION

(1)Relative to a 2015 baseline for buildings in operation that Alexandria directly manages.
(2)Relative to a 2015 baseline for buildings in operation that Alexandria indirectly and directly manages.
(3)Reflects sum of annual like-for-like progress from 2015 to 2019.
(4)Reflects progress for all buildings in operation in 2019 that Alexandria indirectly and directly manages.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	vi

SOCIAL RESPONSIBILITY

Advancing human health and well-being on our campuses, for our employees, in our communities, and for the world at large

Recognized Leader in Health & Wellness

fitwel®

FITWEL IMPACT AWARD
All-Time Highest-Scoring Project | 2019

INAUGURAL INDUSTRY LEADING COMPANY
Best in Building Health | 2018

HEALTHY BUILDING GOAL(1)
50 Total Certifications by 2025

HEALTHY BUILDING PROGRESS
44 Certified or in Progress as of June 30, 2020

Deep Commitment to Education

ALEXANDRIA SCHOLARS
We granted 11 high-achieving public school students in San Francisco and Maryland $5,000 annually to attend a two- or four-year program at a college/university of their choice to study a STEM field.

COMMUNITY SUPPORT
We have formed long-term partnerships with highly impactful community organizations focused on providing educational resources to underserved communities.

COMPUTER SCIENCE FOR ALL
EMILY K CENTER
ROBIN HOOD

Tackling Opioid Addiction

We partnered with Verily on OneFifteen to pioneer a comprehensive care model to support people suffering from opioid addiction.

Strategic Initiatives & Philanthropic Efforts in Response to COVID-19

DISTRIBUTED
54,000+
PIECES OF PPE
TO DATE

$700,000+

Through matching gifts and corporate and regional philanthropy, the Alexandria team has contributed over $700,000 to impactful non-profit organizations aiding communities affected by COVID-19.

ALEXANDRIA Summit®
COVID–19 Policy Forum 2020

Safety Enhancements to Our Campuses & Buildings

(1)Projects targeting Fitwel or WELL certification.

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Table of Contents
June 30, 2020

EARNINGS PRESS RELEASE	Page		Page
Second Quarter Ended June 30, 2020, Financial and Operating Results	1	Earnings Call Information and About the Company	11
Alexandria and Its Innovative Tenants	5	Consolidated Statements of Operations	12
Acquisitions	8	Consolidated Balance Sheets	13
Guidance	9	Funds From Operations and Funds From Operations per Share	14

SUPPLEMENTAL INFORMATION	Page		Page
Company Profile	17	External Growth / Investments in Real Estate
Investor Information	18	Investments in Real Estate	36
Financial and Asset Base Highlights	19	New Class A Development and Redevelopment Properties:
High-Quality, Diverse, and Innovative Tenants	21	Current Projects	37
Class A Properties in AAA Locations	22	Summary of Pipeline	41
Occupancy	23	Construction Spending	44
Internal Growth		Joint Venture Financial Information	45
Key Operating Metrics	24	Balance Sheet Management
Same Property Performance	25	Investments	46
Leasing Activity	26	Key Credit Metrics	47
Contractual Lease Expirations	27	Summary of Debt	48
Top 20 Tenants	28	Definitions and Reconciliations
Summary of Properties and Occupancy	29	Definitions and Reconciliations	51
Property Listing	30

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Please refer to page 11 of this Earnings Press Release and our Supplemental Information for further information.

This document is not an offer to sell or a solicitation to buy securities of Alexandria Real Estate Equities, Inc. Any offers to sell or solicitations to buy our securities shall be made only by means of a prospectus approved for that purpose. Unless otherwise indicated, the “Company,” “Alexandria,” “ARE,” “we,” “us,” and “our” refer to Alexandria Real Estate Equities, Inc. and our consolidated subsidiaries.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	viii

Alexandria Real Estate Equities, Inc.
Reports:
2Q20 Revenues of $437.0 million, Up 16.9% Over 2Q19;
2Q20 and 1H20 Net Income per Share – Diluted of $1.82 and $1.99, respectively;
2Q20 and 1H20 FFO per Share – Diluted, As Adjusted, of $1.81 and $3.63, respectively; and Operational Excellence and Strong and Flexible Balance Sheet With Significant Liquidity

PASADENA, Calif. – July 27, 2020 – Alexandria Real Estate Equities, Inc. (NYSE:ARE) announced financial and operating results for the second quarter ended June 30, 2020.

Key highlights
Operating results	2Q20	2Q19	1H20	1H19
Total revenues:
In millions	$437.0	$373.9	$876.9	$732.7
Growth	16.9%		19.7%
Net income attributable to Alexandria’s common stockholders – diluted
In millions	$226.6	$76.3	$244.8	$200.2
Per share	$1.82	$0.68	$1.99	$1.80
Funds from operations attributable to Alexandria’s common stockholders – diluted, as adjusted
In millions	$225.0	$192.7	$446.4	$382.5
Per share	$1.81	$1.73	$3.63	$3.44
Alexandria and its tenants at the vanguard of advancing solutions for COVID-19
Safe and effective vaccines and therapies, in addition to widespread testing, are desperately needed to combat the global COVID-19 pandemic. Over 80 of our life science tenants are advancing solutions for COVID-19. By maintaining essential business operations across our campuses, Alexandria has enabled several of our life science tenants to continue mission-critical COVID-19-related research and development. Refer to “Alexandria and Its Innovative Tenants Are at the Vanguard of the Life Science Ecosystem Advancing Solutions for COVID-19” of this Earnings Press Release for additional details.

Strong and flexible balance sheet with significant liquidity
•$4.2 billion of liquidity as of June 30, 2020, pro forma for our $1.1 billion forward equity sales agreements entered into in July 2020.
•Zero debt maturing until 2023.
•9.9 years weighted-average remaining term of debt as of June 30, 2020.
•Investment-grade credit rating, which ranks in the top 10% among all publicly traded REITs, of Baa1/Stable from Moody’s Investors Service and BBB+/Stable from S&P Global Ratings, both as of June 30, 2020.

Continued dividend strategy to share cash flows with stockholders
Common stock dividend declared for 2Q20 of $1.06 per common share, aggregating $4.12 per common share for the twelve months ended June 30, 2020, up 25 cents, or 6%, over the twelve months ended June 30, 2019. Our FFO payout ratio of 59% for the three months ended June 30, 2020, allows us to share cash flows from operating activities with our stockholders while also retaining a significant portion for reinvestment.

A REIT industry-leading, high-quality tenant roster
•51% of annual rental revenue from investment-grade or publicly traded large cap tenants.
•Weighted-average remaining lease term of 7.8 years.

Continued strength in collections drives lowest tenant receivables balance since 2012
•As of July 24, 2020, we have collected 99% of July 2020 rents and tenant recoveries.
•We have collected 99.4% of June 2020 rents and tenant recoveries.
•As of June 30, 2020, our tenant receivables balance was $7.2 million, our lowest balance since 2012.

High-quality revenues and cash flows, strong Adjusted EBITDA margin, and operational excellence

Percentage of annual rental revenue in effect from:
Investment-grade or publicly traded large cap tenants	51%
Class A properties in AAA locations	74%
Occupancy of operating properties in North America	94.8%	(1)
Operating margin	72%
Adjusted EBITDA margin	69%
Weighted-average remaining lease term:
All tenants	7.8	years
Top 20 tenants	11.2	years

(1)Includes 647,771 RSF, or 2.3%, of vacancy in our North America markets, representing lease-up opportunities at properties recently acquired, primarily at our SD Tech by Alexandria campus (joint venture), 601, 611, and 651 Gateway Boulevard (joint venture), and 5505 Morehouse Drive. Excluding these vacancies, occupancy of operating properties in North America was 97.1% as of June 30, 2020. Refer to “Occupancy” in this Supplemental Information for additional details regarding vacancy from recently acquired properties.

Strong leasing activity in 2Q20 and continued rental rate growth
•Continued strong leasing activity in light of modest contractual lease expirations at the beginning of 2020 and a highly leased value-creation pipeline; continued rental rate growth in 1H20 over expiring rates on renewed and re-leased space:

	2Q20	1H20
Total leasing activity – RSF	1,077,510	1,780,865
Leasing of development and redevelopment space – RSF	196,039	210,271
Lease renewals and re-leasing of space:
RSF (included in total leasing activity above)	699,130	1,251,152
Rental rate increases	37.2%	41.1%
Rental rate increases (cash basis)	15.0%	17.9%

Guidance for unique and opportunistic value-creation acquisitions and construction
Refer to next page for specific details.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	1

Second Quarter Ended June 30, 2020, Financial and Operating Results (continued)
June 30, 2020

Key items included in operating results

Key items included in net income attributable to Alexandria’s common stockholders:
(In millions, except per share amounts)	Amount		Per Share – Diluted		Amount			Per Share – Diluted
	2Q20	2Q19	2Q20	2Q19	1H20		1H19	1H20	1H19
Unrealized gains on non-real estate investments(1)	$171.7	$11.1	$1.38	$0.10	$154.5		$83.3	$1.25	$0.75
Impairment of real estate(2)	(13.2)	—	(0.11)	—	(22.9)	(3)	—	(0.18)	—
Impairment of non-real estate investments(1)	(4.7)	—	(0.04)	—	(24.5)		—	(0.20)	—
Loss on early extinguishment of debt	—	—	—	—	—		(7.4)	—	(0.07)
Preferred stock redemption charge	—	—	—	—	—		(2.6)	—	(0.02)
Total	$153.8	$11.1	$1.23	$0.10	$107.1		$73.3	$0.87	$0.66

(1)Refer to “Investments” on page 46 of our Supplemental Information for additional details.
(2)Primarily relates to an impairment charge of a previously pending acquisition in April 2020 of an operating tech office property to reduce the carrying amount of a pre-acquisition deposit to zero dollars, concurrently with the submission of our notice to terminate the transaction.
(3)Amount includes $7.6 million related to our investment in a recently developed retail property held by our unconsolidated real estate joint venture and is classified in equity in earnings of unconsolidated real estate joint ventures within our consolidated statements of operations.

Guidance for unique and opportunistic value-creation acquisitions and construction
•Our initial 2020 guidance issued on December 3, 2019, included guidance midpoint for our 2020 construction spending and acquisitions of $1.6 billion and $950 million, respectively, and reflected a strong outlook for 2020, including continued strong demand for our value-creation development and redevelopment projects.
•Our guidance issued on April 27, 2020, reduced our 2020 forecasted construction spend, acquisitions, real estate dispositions and partial interest sales, and issuance of common equity. These reductions were deemed necessary while we monitored the impact of COVID-19 on many areas of our business, including the overall macro and capital market environments.
•Our guidance issued on July 27, 2020, was updated to address the continuing tenant demand for our development and redevelopment pipeline in part due to COVID-19 requirements, as well as existing and anticipated attractive acquisition opportunities in our markets, which will be partially funded through forecasted real estate dispositions and partial interest sales. Key updates to our sources and uses include:
•Increased midpoint for our 2020 construction spending guidance range from $960.0 million to $1.35 billion.
•An additional $900 million to $1.3 billion of real estate acquisitions in 2H20, including acquisitions completed in July 2020.
•Increased midpoint of our real estate dispositions and partial interest sales from $50.0 million to $1.25 billion, which is expected to fund a portion of the increase in construction spending and acquisitions in addition to providing significant capital for growth over the next two to three quarters.
•See “Key capital events” on page 3 for additional details on our July 2020 forward equity offering.
•See “Guidance” on page 10 for detailed assumptions for our updated guidance.
2020 Nareit Gold Investor CARE Award winner
2020 recipient of the Nareit Gold Investor CARE (Communications and Reporting Excellence) Award in the Large Cap Equity REIT category as the best-in-class REIT that delivers transparent, quality, and efficient communications and reporting to the investment community; our fifth Nareit Gold Investor CARE Award over the last six years, and our third consecutive Gold Award.

Core operating metrics
Continued strong net operating income and internal growth
•Net operating income (“NOI”) (cash basis) of $1.1 billion for 2Q20 annualized, up $165.0 million, or 17.6%, compared to 2Q19 annualized.
•94% of our leases contain contractual annual rent escalations approximating 3.0%.
•Same property net operating income growth:
•1.6% and 4.5% (cash basis) for 1H20 over 1H19.
•0.6% and 2.5% (cash basis) for 2Q20 over 2Q19.
•Includes the effect of temporary reduction in same property occupancy of 80 basis points related to downtime in connection with leases aggregating 152,045 RSF, with 63% already leased for delivery in the third quarter of 2020 at significantly higher rental rates. Excluding the impact of the temporary vacancies, the same property net operating income growth for the three months ended June 30, 2020, would have been 1.6% and 4.2% (cash basis), respectively. We expect occupancy and other contractual rental increases in the second half of 2020 will increase same property NOI and same property NOI (cash basis) to within our guidance range for the year ending December 31, 2020.
•Minimal remaining 2020 contractual lease expirations, aggregating 2.3% of annual rental revenue.

Highly leased value-creation pipeline, including COVID-19-focused R&D space
•Current projects aggregating 3.3 million RSF, including COVID-19-focused R&D spaces, are highly leased at 61% and will generate significant revenues and cash flows.
•As of July 27, 2020, construction activities were in process at all of our active value-creation projects.
•Significant pre-leasing at two new value-creation projects in our Sorrento Mesa submarket:
•Near-term development project at SD Tech by Alexandria, aggregating 176,428 RSF, is 59% pre-leased; and
•Active redevelopment project at 9877 Waples Street, a recently acquired property aggregating 63,774 RSF, is 100% pre-leased.
•Annual net operating income (cash basis), including our share of unconsolidated real estate joint ventures, is expected to increase $29 million upon the burn-off of initial free rent on recently delivered projects.

Strategic acquisitions with significant value-creation opportunities in key submarkets
•During 2Q20, we completed the acquisition of four properties aggregating 1.6 million RSF, including 1.4 million RSF of future value-creation opportunities and 63,774 RSF currently undergoing redevelopment, for an aggregate purchase price of $215.3 million. Refer to “Acquisitions” of this Earnings Press Release for additional details.

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Second Quarter Ended June 30, 2020, Financial and Operating Results (continued)
June 30, 2020

Balance sheet management

Key metrics as of June 30, 2020
•$27.7 billion of total market capitalization.
•$20.2 billion of total equity capitalization.
•$4.2 billion of liquidity as of June 30, 2020, pro forma for our $1.1 billion forward equity sales agreements entered into in July 2020.

	2Q20		Goal
	Quarter	Trailing	4Q20
	Annualized	12 Months	Annualized
Net debt and preferred stock to Adjusted EBITDA	5.8x	6.2x	Less than or equal to 5.3x
Fixed-charge coverage ratio	4.2x	4.2x	Greater than or equal to 4.4x

Value-creation pipeline of new Class A development and redevelopment projects as a percentage of gross investments in real estate	2Q20
Current projects 65% leased/negotiating	7%
Income-producing/potential cash flows/covered land play(1)	6%
Land	2%

(1)Includes projects that have existing buildings that are generating or can generate operating cash flows. Also includes development rights associated with existing operating campuses.

Key capital events
•In April 2020, we closed an additional unsecured senior line of credit with $750.0 million of available commitments. The new unsecured senior line of credit matures on April 14, 2022, and bears interest at LIBOR plus 1.05%. Pursuant to the terms of the agreement, we are required to repay the facility, if applicable, and reduce commitments available upon receiving the net proceeds from certain qualifying events, including new corporate debt and 50% of proceeds from the issuance of common stock, including any net proceeds from the settlement of our July 2020 forward equity sales agreements. Including our existing $2.2 billion unsecured senior line of credit, we have $2.95 billion in aggregate commitments under our unsecured senior lines of credit as of June 30, 2020.
•In 2020, we entered into forward equity sales agreements to sell an aggregate 13.8 million shares of our common stock (including the exercise of an underwriters’ option). As of July 27, 2020, our outstanding forward equity agreements are as follows:

	Public Offering Price	Shares (in thousands)		Net Proceeds (in thousands)
Date		Settled	Outstanding	Received	Remaining
January 2020	$155.00	3,356	3,544	$500,001	$519,621
July 2020	$160.50	—	6,900	—	1,061,952
		3,356	10,444	$500,001	$1,581,573

•During the three months ended June 30, 2020 and through July 27, 2020, there was no sale activity under our “at-the-market” common stock offering program (“ATM program”). As of July 27, 2020, we have $843.7 million remaining available under our ATM program.
Investments
•Our investments in publicly traded companies and privately held entities aggregated a carrying amount of $1.3 billion, including an adjusted cost basis of $762.3 million and unrealized gains of $556.2 million, as of June 30, 2020.
•Investment income included $184.7 million during 2Q20, comprising $17.7 million in realized gains, $4.7 million in impairments related to privately held non-real estate investments, and $171.7 million in unrealized gains.

Leader in corporate responsibility: philanthropic activities and partnerships to positively impact our communities

At the vanguard of fighting COVID-19 by aiding communities adversely affected by the global pandemic
•Alexandria has sourced and donated over 54,000 pieces of much-needed personal protective equipment to 12 hospitals and other entities in need in New York City, Boston, Seattle, San Diego, Dayton, and Los Angeles for use by medical professionals working on the front lines of the COVID-19 response. Through strategic philanthropic giving and the Company’s matching gift programs, Alexandria donated, in aggregate, over $700,000 to several highly impactful national and regional organizations performing important work to support a myriad of efforts in communities affected by this global public health emergency, including the following:
•Feeding America – COVID-19 Response Fund, the fund from the nation’s largest hunger-relief organization with a network of 200 member food banks, is supporting the food banks that help people feed their families during the school closures, job disruptions, and health risks related to the COVID-19 pandemic.
•First Responders Children’s Foundation COVID-19 Emergency Response Fund is providing support to the families of first responders on the front lines of the COVID-19 pandemic, who are enduring financial hardship due to the outbreak.
•Robin Hood’s COVID-19 Relief Fund, from New York City’s largest poverty-fighting organization, is providing immediate, short-term grants to support non-profits that are on the front lines in the fight against COVID-19 so they can move swiftly to serve affected communities.
•Relief Opportunities for All Restaurants (ROAR) is providing financial relief directly to employees of restaurants who have lost their jobs as a result of the COVID-19 pandemic.
•City of Cambridge Disaster Fund for COVID-19 is providing emergency assistance in partnership with non-profit organizations to individuals and families in Cambridge experiencing extreme financial hardship caused by the COVID-19 crisis.
•Project Angel Food is committed to providing uninterrupted deliveries of nutritious medically tailored meals to people impacted by serious illness in the Los Angeles area throughout the duration of the COVID-19 pandemic.

Driving educational opportunity and providing resources to underserved communities
•We regard education as one of the most fundamental foundations to achieving a safe, healthy, and good life. As a result, we have forged deep partnerships with inspiring community organizations focused on providing educational resources to underserved communities in a multitude of ways. Working closely with these organizations, we have helped open the doors of opportunity for countless students.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	3

Second Quarter Ended June 30, 2020, Financial and Operating Results (continued)
June 30, 2020

Driving educational opportunity and providing resources to underserved communities (continued)
•During 2Q20, we announced Alexandria’s 2020 scholarship recipients, 11 high-achieving public school students in San Francisco and Maryland who will each receive $5,000 annually to attend either a two- or four-year program at a college/university of their choice to study one of the STEM (science, technology, engineering, and mathematics) fields.
•As both a founding and sustaining donor, we have been passionate longtime supporters of Computer Science for All (CS4ALL) — a 10-year initiative launched in 2015 to provide high-quality computer science education for New York City’s 1.1 million public school students. Alexandria volunteers have worked alongside NYC high school students to rebuild computers donated by Alexandria for use in the CS4ALL program; served as judges for CS4ALL’s Hack League, a citywide coding competition involving students from 62 middle and high schools across New York City; participated in multiple Computer Science Education Weeks, a global effort encouraging computer science education; and hosted CS4ALL students at the Alexandria Center® for Life Science – NYC for them to learn about the vast array of jobs that computer science touches and the career paths available to them. Our ongoing partnership with CS4ALL has helped ensure that NYC’s public school students have the skills they need to achieve success in higher education, the 21st-century job market, and beyond.
•Through our very hands-on work with, and mission-critical funding support for, the Emily Krzyzewski Center in Durham, North Carolina, we are helping propel academically focused, low-income K–12 students and graduates toward success in college. Emily K programs begin in elementary and middle school to build and accelerate academic skills that lay the foundation for future college success. As students move on to high school, they receive holistic support in the areas of college planning, personal management and leadership, academic skills development, and career exploration, leading to graduating seniors who are scholarship eligible and college ready. After 12 years, the success rate for admittance to a four-year college is 100%.
•Robin Hood, New York City’s largest poverty fighting organization, has an intense focus on education and works to ensure that low-income students at risk of not finishing high school graduate ready to succeed in college and career. Robin Hood has provided over $29 million in funding to impactful tutoring and mentorship programs, college prep programs, mental health and counseling services, and teacher training initiatives and has helped more than 55,000 students across the city last year alone. We have very actively worked with CEO Wes Moore, as well as offered significant financial support, to make a huge impact in the underserved communities of New York City through highly important programs that have measurable outcomes.
•Alexandria has worked closely with Breakthrough Greater Boston (BTGB) over many years to prepare low-income students for success in college and train the next generation of urban teachers. Through six years of intensive, tuition-free, out-of-school-time programming, BTGB changes students’ academic trajectories and supports them along the path to college. Students gain a passion for learning and the perseverance and tools needed to succeed in college and beyond. BTGB also works to build the next generation of teachers through competitive recruitment, research-based training, and coaching from master teachers. Teaching Fellows gain intensive in-classroom experience, expert training, and 1:1 coaching.

Pioneering a uniquely comprehensive care model to tackle opioid addiction
•Against the backdrop of the COVID-19 pandemic, the U.S. opioid epidemic remains one of the most devastating public health issues of our time. With many people confronting additional stresses such as isolation, unemployment, anxiety, and loss, monthly drug overdose deaths, which decreased in 2018 for the first time in 25 years, have skyrocketed to record numbers during the pandemic, up 42% in May 2020 relative to May 2019. This alarming spike in drug overdoses highlights the urgent unmet need for evidence-based holistic treatment systems for addiction.
•As a key component of Alexandria’s mission to advance human health, we partnered with Verily, an Alphabet company, to pioneer a comprehensive care model for the full and sustained recovery of people suffering from opioid addiction. The 59,000 RSF campus, situated on 4.3 acres in Dayton, Ohio, includes dedicated facilities and services for treatment, residential housing, group therapy, family reunification, fitness, workforce development programs, job placement, and community transition. Alexandria has led the design and development of the campus, which opened to patients in the fall of 2019. In July 2020, we completed OneFifteen Living, the campus's three-story residential facility designed to serve as a safe place for individuals suffering from opioid addiction to live while accessing on-campus treatment services.
•As overdose deaths in 1H20 are up 34% compared to 1H19 in Montgomery County, Ohio, where our state-of-the-art OneFifteen campus is located, OneFifteen's doors are open to those ready to make a change and it has also successfully ramped up telehealth services to ensure those needing its addiction services do not experience a gap in care during this critical time. It is our sincerest hope that OneFifteen will not only provide hope for the Dayton community, but that is also serves as a blueprint for rest of the country.

Industry and ESG leadership
•In June 2020, our executive chairman and founder, Joel S. Marcus, had the honor of serving as the keynote speaker for a special fireside chat at the virtual BIO Health Caucus hosted by the Association of University Research Parks, an organization dedicated to guiding leaders to cultivate communities of innovation at global anchor institutions. The virtual fireside, titled “Three Decades of Building Bio Health Facilities and Companies,” covered a broad array of topics that provided a comprehensive view of our essential business, our dynamic cluster locations, and our critical role at the vanguard of the life science ecosystem fighting COVID-19.
•In June 2020, we released our 2019 Corporate Responsibility Report, which reinforces Alexandria’s longstanding environmental, social, and governance commitment, strong progress toward our 2025 environmental impact goals, and critical role at the vanguard of the life science ecosystem advancing solutions for COVID-19.
•In June 2020, we announced that Alexandria LaunchLabs® – AgTech awarded its inaugural $100,000 AgTech Innovation Prize to TerMir Inc., an early-stage agtech company aiming to address key, unresolved agricultural, environmental, and human health challenges.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	4

"We must expand our investments in pharmaceutical research and development into COVID-19 and promote the rapid deployment of effective diagnostics, therapies, and eventually a vaccine."

Scott Gottlieb, MD
Resident Fellow, American Enterprise Institute; Former FDA Commissioner

Source: American Enterprise Institute report, "National coronavirus response: A road map to reopening," March 29, 2020.

ENHANCING TESTING QUALITY & CAPACITY

- Abbott
- Chan Zuckerberg Biohub
- color
- LabCorp
- Quest Diagnostics™
- Roche
- ThermoFisher Scientific
- verily

ADVANCING NEW & REPURPOSED THERAPIES

- Adaptive biotechnologies®
- AMGEN
- Applied Therapeutics
- ATRECA
- GILEAD
- Lilly
- NOVARTIS
- VIR

DEVELOPING PREVENTATIVE VACCINES

- AstraZeneca
- GreenLight Biosciences™
- gsk
- Johnson & Johnson
- MERCK
- moderna
- NIH National Institute of Allergy and Infectious Diseases
- NOVAVAX
- Pfizer
- SANOFI

(1)Represents an illustrative subset of over 80 tenants focused on COVID-19-related efforts, with some of these companies working on multiple efforts that span testing, treatment, and/or vaccine development.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	5

ALEXANDRIA'S TENANTS ARE LEADING CRITICAL EFFORTS TO DEVELOP A SAFE AND EFFECTIVE VACCINE

"Having a safe and effective medical countermeasure to prevent COVID-19 would enable us to not only save lives but also help end the global pandemic."(1)

Anthony Fauci, MD, *NIAID Director*

UNPRECEDENTED R&D COLLABORATION: OPERATION WARP SPEED

As a cornerstone of the U.S. government's effort to accelerate the development, manufacturing, and distribution of COVID-19 diagnostics, therapeutics, and vaccines, it has allocated **$10 billion** to Operation Warp Speed (OWS). This collaborative public-private initiative aims to deliver 300 million doses of a safe and effective vaccine by January 2021 and has announced a handful of partners to date.

AWARD(2)	COMPANY	CURRENT TRIAL STAGE(2)	ARE TENANT
$456M	Johnson & Johnson	Phase I	✓
Up to $483M	moderna	Phase II	✓
$628M	emergent biosolutions	Manufacturing	✓
Up to $1.2B	AstraZeneca	Phase II/III	✓
$1.6B	NOVAVAX	Phase I/II	✓
$1.95B	Pfizer	Phase I/II	✓
Finalist - TBA	MERCK	Preclinical	✓
Finalist - TBA	INOVIO POWERING DNA MEDICINES	Phase I	
Finalist - TBA	VAXART	Preclinical

(1)Source: FierceBiotech, “NIAID creates new COVID-19 drug and vaccine trial network through Trump's Warp Speed program,” July 9, 2020.
(2)Announced award value and clinical trial stage as of July 24, 2020.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	6

Alexandria Fighting COVID-19 on Multiple Fronts
June 30, 2020

Alexandria and its innovative tenants are at the vanguard of the life science ecosystem advancing solutions for COVID-19

Safe and effective vaccines and therapies, in addition to widespread testing, are desperately needed to combat the global COVID-19 pandemic. By maintaining essential business operations across our campuses, Alexandria has enabled several of our life science tenants to continue mission-critical COVID-19-related research and development. The heroic work being done by so many of our tenants and campus community members to help test for, treat, and prevent COVID-19, as well as provide medical supplies and protective equipment to neighboring hospitals, is profound and inspiring. We are currently tracking over 80 tenants across our cluster markets who are advancing solutions for COVID-19.

Developing preventative vaccines
A prophylactic vaccine should help bring about the effective end of the global COVID-19 pandemic. As such, researchers around the world are developing over 165 vaccines against the coronavirus, with at least 27 vaccine candidates in human trials.

In an effort to expedite the development, manufacturing, and distribution of COVID-19 vaccines, the U.S. government has allocated $10 billion to its Operation Warp Speed (OWS) initiative, calling for unprecedented public-private collaboration. OWS has awarded grants to a handful of company partners to date, including tenants AstraZeneca plc, Emergent BioSolutions Inc., Johnson & Johnson, Moderna, Inc., Novavax, Inc., and Pfizer Inc. Clinical trial data will continue to be reported by each company over the coming months, and the first COVID-19 vaccine could receive emergency use authorization from the FDA by year-end 2020 or early 2021.

Other tenants, including GlaxoSmithKline, GreenLight Biosciences, Inc., Medicago Inc., Merck & Co., Inc., and Sanofi, are similarly leveraging their vaccine development expertise and technology platforms to bring vaccine candidates into clinical trials, with the goal of expediting the delivery of a safe and effective vaccine to the public within the next 12 months.

Advancing new and repurposed therapies
Over 350 experimental drug treatments are being studied in over 500 clinical trials around the world in addition to more than 250 therapeutic candidates in preclinical development. A substantial number of these programs are sponsored by our tenants, including the following notable efforts:

•Eli Lilly and Company, in collaboration with AbCellera, began its Phase I study ahead of schedule to test a novel antibody targeted against the SARS-CoV-2 virus, the first COVID-19-specific antibody program of its kind to enter the clinic.
•Gilead Sciences, Inc.’s remdesivir is in late-stage studies for the treatment of moderate and severe COVID-19 patients. Based on positive safety and efficacy data, the FDA granted emergency use authorization for remdesivir in the treatment of hospitalized patients with severe COVID-19.
•Adaptive Biotechnologies Corporation and Amgen are working together to identify and develop therapeutic antibodies from the blood of patients who are actively fighting or have recently recovered from COVID-19.
•Vir Biotechnology, Inc. has announced unique partnerships with Alnylam Pharmaceuticals, Inc. and GlaxoSmithKline to utilize its neutralizing antibody platform to identify novel drug candidates that could be used as therapeutic or preventative COVID-19 treatments.

Many other Alexandria tenants, including AbbVie Inc., Atreca Inc., Corvus Pharmaceuticals, Inc., Enanta Pharmaceuticals, Inc., Novartis AG, and Pfizer Inc., are similarly endeavoring to develop novel therapies and repurpose existing and investigational drugs to provide near-term treatments for moderate and severe COVID-19 patients and those at highest risk.

Improving testing quality and capacity
Color Genomics, Laboratory Corporation of America Holdings, Quest Diagnostics, Roche, Thermo Fisher Scientific Inc., Verily Life Sciences, and others are working to improve testing quality, capacity, and turnaround time to more effectively determine who has an active COVID-19 infection, who has been exposed to the virus, and who has developed immunity against it. The increased availability of widespread COVID-19 testing is critical for curtailing the pandemic and facilitating a safer reopening of workplaces, communities, and society overall.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	7

Acquisitions
June 30, 2020
(Dollars in thousands)

Property	Submarket/Market	Date of Purchase	Number of Properties	Operating Occupancy	Square Footage					Unlevered Yields		Purchase Price
					Future Development		Active Redevelopment	Operating With Future Development/ Redevelopment	Operating	Initial Stabilized	Initial Stabilized (Cash)

Completed in 1Q20			11	79%	295,000		—	371,031	1,492,599			$484,579

Completed in 2Q20:
987 and 1075 Commercial Street	Greater Stanford/San Francisco	4/14/20	2	100%	700,000	(1)	—	26,738	—	(2)	(2)	113,250
4555 Executive Drive	University Town Center/San Diego	6/2/20	1	100%	200,000	(1)	—	41,475	—	(2)	(2)	43,000
Other	Various	Various	1	N/A	544,825		63,774	—	—	N/A	N/A	59,000
			4	100%	1,444,825		63,774	68,213	—			215,250

Completed in July 2020:
Various	Various	Various(3)	3	Various	567,488		—	181,515	—	N/A	N/A	141,744
Pending acquisitions:
Pending	Greater Boston	TBD	2	100%	400,000		—	200,000	300,000			330,000
Other	Various	TBD										780,000
2020 guidance range											$1,600,000 - $2,000,000

Mercer Mega Block	Lake Union/Seattle	TBD(4)	—	N/A	800,000		—	—	—	(3)	(3)	$143,500

(1)Represents total square footage upon completion of development or redevelopment of a new Class A property. Square footage presented includes RSF of buildings currently in operation. We intend to demolish the existing property upon expiration of the existing in-place leases and commencement of future construction. Refer to “Definitions and reconciliations” of this Supplemental Information for additional details on value-creation square feet currently included in rental properties.
(2)We expect to provide total estimated costs and related yields for development and redevelopment projects in the future, subsequent to the commencement of construction.
(3)Includes three properties acquired through three transactions.
(4)We are diligently working through various long-lead time due diligence items, with certain deadlines extending into early 2021. We are working toward completion of all due diligence items as soon as possible.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	8

Guidance
June 30, 2020
(Dollars in millions, except per share amounts)

Our initial 2020 guidance issued on December 3, 2019, included ranges for 2020 construction spending and acquisitions of $1.55 billion to $1.65 billion and $900 million to $1.0 billion, respectively, and reflected a strong outlook for 2020, including continued strong demand for our value-creation development and redevelopment projects. Our guidance issued on April 27, 2020 reduced our 2020 forecasted construction spend, acquisitions, real estate dispositions and partial interest sales, and issuance of common equity. These reductions were deemed necessary while we monitored the impact of COVID-19 on many areas of our business, including the overall macro and capital market environments.

The following provides key updates to our 2020 guidance since April 27, 2020, based on our current view of existing market conditions and other assumptions for the year ending December 31, 2020, and reflects increases in uses of capital to address the continuing tenant demand for our development and redevelopment pipeline and existing and anticipated attractive acquisition opportunities. Our updated 2020 construction spending guidance range increased closer to our initial forecast for 2020. Additionally, our initial guidance for 2020 anticipated meaningful acquisitions opportunities and our updated 2020 acquisition guidance range continues to reflect opportunistic offerings in the market with an increase above our initial acquisition guidance range to be funded through forecasted real estate dispositions and partial interest sales. Proceeds from these forecasted sales are expected to fund a portion of the increase in construction spending and acquisitions, in addition to providing significant capital for growth over the next two to three quarters. We remain committed to our guidance for net debt and preferred stock to Adjusted EBITDA – fourth quarter of 2020, annualized, of less than or equal to 5.3x. There can be no assurance that actual amounts will not be materially higher or lower than these expectations. Also, refer to our discussion of “forward-looking statements” on page 12 of this Earnings Press Release for additional details.

Projected 2020 Earnings per Share and Funds From Operations per Share Attributable to Alexandria’s Common Stockholders – Diluted
	As of 7/27/20	As of 4/27/20
Earnings per share(1)	$3.00 to $3.08	$1.69 to $1.79
Depreciation and amortization of real estate assets	5.15	5.15
Impairment of real estate – rental properties(2)	0.06	0.06
Allocation to unvested restricted stock awards	(0.05)	(0.04)
Funds from operations per share	$8.16 to $8.24	$6.86 to $6.96
Unrealized (gains) losses on non-real estate investments	(1.25)	0.14
Impairment of non-real estate investments	0.20	0.16
Impairment of real estate(3)	0.12	0.10
Allocation to unvested restricted stock awards	0.01	(0.01)
Other	0.02	—
Funds from operations per share, as adjusted(1)	$7.26 to $7.34	$7.25 to $7.35
Midpoint	$7.30	$7.30

	As of 7/27/20		As of 4/27/20
Key Assumptions	Low	High	Low	High
Occupancy percentage in North America as of December 31, 2020	94.8%	95.4%	94.8%	95.4%
Lease renewals and re-leasing of space:
Rental rate increases	28.0%	31.0%	28.0%	31.0%
Rental rate increases (cash basis)	14.0%	17.0%	14.0%	17.0%
Same property performance:
Net operating income increase	1.0%	3.0%	1.0%	3.0%
Net operating income increase (cash basis)	4.5%	6.5%	4.5%	6.5%
Straight-line rent revenue	$98	$108	$98	$108
General and administrative expenses	$121	$126	$121	$126
Capitalization of interest	$117	$127	$102	$112
Interest expense	$170	$180	$185	$195

(1)Excludes unrealized gains or losses after June 30, 2020, that are required to be recognized in earnings and are excluded from funds from operations per share, as adjusted.
(2)Includes a $7.6 million impairment on our investment in a recently developed retail property held by our unconsolidated real estate joint venture.
(3)Includes eight cents related to an impairment charge of $10 million recognized in April 2020 to write off the carrying amount of the pre-acquisition deposit related to an operating tech office property for which our revised economic projections declined from our initial underwriting. The impairment was recognized concurrently with the submission of our notice to terminate the transaction.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	9

Guidance
June 30, 2020
(Dollars in millions, except per share amounts)

Key Credit Metrics	2020 Guidance
Net debt and preferred stock to Adjusted EBITDA – 4Q20 annualized	Less than or equal to 5.3x
Fixed-charge coverage ratio – 4Q20 annualized	Greater than or equal to 4.4x

	As of 7/27/20
Key Sources and Uses of Capital	Range		Midpoint	Certain Completed Items		As of 4/27/20 Midpoint		As of 2/3/20 Midpoint
Sources of capital:
Net cash provided by operating activities after dividends	$185	$225	$205			$205		$220
Incremental debt	415	575	495	see below		335		380
Real estate dispositions and partial interest sales	1,000	1,500	1,250	$51	(1)	50	(1)	50	(1)
Common equity	2,090	2,090	2,090	$2,087	(2)	1,020	(1)	1,900	(1)
Total sources of capital	$3,690	$4,390	$4,040			$1,610		$2,550
Uses of capital:
Construction (see page 44 for additional information)	$1,200	$1,500	$1,350			$960		$1,600
Acquisitions (see page 8 for additional information)	1,600	2,000	1,800	$842		650		950
Total uses of capital	$2,800	$3,500	$3,150			$1,610		$2,550
Incremental debt (included above):
Issuance of unsecured senior notes payable(3)	$700	$700	$700	$700		$700		$600
$3.0 billion unsecured senior lines of credit and other	(285)	(125)	(205)			(365)		(220)
Incremental debt	$415	$575	$495			$335		$380

Excess sources of capital			$890			$—		$—

(1)In April 2020, we completed the sale of a partial interest in properties at 9808 and 9868 Scranton Road in our Sorrento Mesa submarket to the existing SD Tech by Alexandria consolidated real estate joint venture, of which we own 50%. We received proceeds of $51.1 million for the 50% interest in the properties that our joint venture partner acquired through the joint venture. Our previous guidance disclosures included a combined amount for real estate dispositions, partial interest sales, and common equity. Amounts presented have been split into two separate categories for (i) actual real estate dispositions and partial interest sales completed through July 27, 2020, and (ii) common equity.
(2)In January 2020 and July 2020, we completed $1.0 billion and $1.1 billion of forward equity sales agreements, respectively, to sell an aggregate of 6.9 million shares for each offering (13.8 million in aggregate) of our common stock (including the exercise of an underwriters’ option) at a public offering price of $155.00 per share and $160.50 per share, respectively, before underwriting discounts. In March 2020, we settled 3.4 million shares from our forward equity sales agreements and received proceeds of $500.0 million. As of July 27, 2020, 10.4 million shares of our common stock remain outstanding under forward equity sales agreements, for which we expect to receive proceeds of $1.6 billion, to be further adjusted as provided in the sales agreements, that will fund pending and recently completed acquisitions and the construction of our highly leased development projects. We expect to settle the remaining outstanding forward equity sales agreements in 2020.
(3)We may opportunistically seek to refinance additional near term maturities in 2020, subject to market conditions.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	10

Earnings Call Information and About the Company
June 30, 2020

We will host a conference call on Tuesday, July 28, 2020, at 3:00 p.m. Eastern Time (“ET”)/noon Pacific Time (“PT”), which is open to the general public, to discuss our financial and operating results for the second quarter ended June 30, 2020. To participate in this conference call, dial (833) 366-1125 or (412) 902-6738 shortly before 3:00 p.m. ET/noon PT and ask the operator to join the call for Alexandria Real Estate Equities, Inc. The audio webcast can be accessed at www.are.com in the “For Investors” section. A replay of the call will be available for a limited time from 5:00 p.m. ET/2:00 p.m. PT on Tuesday, July 28, 2020. The replay number is (877) 344-7529 or (412) 317-0088, and the access code is 10143904.

Additionally, a copy of this Earnings Press Release and Supplemental Information for the second quarter ended June 30, 2020, is available in the “For Investors” section of our website at www.are.com or by following this link: http://www.are.com/fs/2020q2.pdf.

For any questions, please contact Joel S. Marcus, executive chairman and founder; Stephen A. Richardson, co-chief executive officer; Peter M. Moglia, co-chief executive officer and co-chief investment officer; Dean A. Shigenaga, co-president and chief financial officer; or Sara M. Kabakoff, vice president – corporate communications, at (626) 578-0777; or Paula Schwartz, managing director of Rx Communications Group, at (917) 322-2216.

About the Company

Alexandria Real Estate Equities, Inc. (NYSE:ARE), an S&P 500® urban office real estate investment trust (“REIT”), is the first, longest-tenured, and pioneering owner, operator, and developer uniquely focused on collaborative life science, technology, and agtech campuses in AAA innovation cluster locations, with a total market capitalization of $27.7 billion as of June 30, 2020, and an asset base in North America of 43.0 million square feet (“SF”). The asset base in North America includes 28.8 million RSF of operating properties and 2.3 million RSF of Class A properties undergoing construction, 6.6 million RSF of near-term and intermediate-term development and redevelopment projects, and 5.3 million SF of future development projects. Founded in 1994, Alexandria pioneered this niche and has since established a significant market presence in key locations, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland, and Research Triangle. Alexandria has a longstanding and proven track record of developing Class A properties clustered in urban life science, technology, and agtech campuses that provide our innovative tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and inspire productivity, efficiency, creativity, and success. Alexandria also provides strategic capital to transformative life science, technology, and agtech companies through our venture capital arm. We believe our unique business model and diligent underwriting ensure a high-quality and diverse tenant base that results in higher occupancy levels, longer lease terms, higher rental income, higher returns, and greater long-term asset value. For additional information on Alexandria, please visit www.are.com.

***********

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements regarding our 2020 earnings per share attributable to Alexandria’s common stockholders – diluted, 2020 funds from operations per share attributable to Alexandria’s common stockholders – diluted, net operating income, and our projected sources and uses of capital. You can identify the forward-looking statements by their use of forward-looking words, such as “forecast,” “guidance,” “goals,” “projects,” “estimates,” “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” “seeks,” “should,” or “will,” or the negative of those words or similar words. These forward-looking statements are based on our current expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts, as well as a number of assumptions concerning future events. There can be no assurance that actual results will not be materially higher or lower than these expectations. These statements are subject to risks, uncertainties, assumptions, and other important factors that could cause actual results to differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, without limitation, our failure to obtain capital (debt, construction financing, and/or equity) or refinance debt maturities, increased interest rates and operating costs, adverse economic or real estate developments in our markets (including the impact of the ongoing COVID-19 pandemic), our failure to successfully place into service and lease any properties undergoing development or redevelopment and our existing space held for future development or redevelopment (including new properties acquired for that purpose), our failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission (“SEC”). Accordingly, you are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are made as of the date of this Earnings Press Release, and unless otherwise stated, we assume no obligation to update this information and expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

For additional discussion of the risks and other potential impacts posed by the outbreak of the COVID-19 pandemic and uncertainties we, our tenants, and the global and national economies face as a result, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q filed with the SEC on July 27, 2020.

Alexandria®, Lighthouse Design® logo, Building the Future of Life-Changing Innovation™, Alexandria Center®, Alexandria Technology Square®, Alexandria Summit®, Alexandria Technology Center®, Alexandria Innovation Center®, LaunchLabs®, and GradLabs™ are trademarks of Alexandria Real Estate Equities, Inc. All other company names, trademarks, and logos referenced herein are the property of their respective owners.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	11

Consolidated Statements of Operations
June 30, 2020
(Dollars in thousands, except per share amounts)

	Three Months Ended						Six Months Ended
	6/30/20		3/31/20	12/31/19	9/30/19	6/30/19	6/30/20	6/30/19
Revenues:
Income from rentals	$435,856	(1)	$437,605	$404,721	$385,776	$371,618	$873,461	$726,367
Other income	1,100		2,314	3,393	4,708	2,238	3,414	6,331
Total revenues	436,956		439,919	408,114	390,484	373,856	876,875	732,698

Expenses:
Rental operations	123,911		129,103	121,852	116,450	105,689	253,014	207,190
General and administrative	31,775		31,963	29,782	27,930	26,434	63,738	51,111
Interest	45,014		45,739	45,493	46,203	42,879	90,753	81,979
Depreciation and amortization	168,027		175,496	140,518	135,570	134,437	343,523	268,524
Impairment of real estate	13,218	(2)	2,003	12,334	—	—	15,221	—
Loss on early extinguishment of debt	—		—	—	40,209	—	—	7,361
Total expenses	381,945		384,304	349,979	366,362	309,439	766,249	616,165

Equity in earnings (losses) of unconsolidated real estate joint ventures	3,893		(3,116)	4,777	2,951	1,262	777	2,408
Investment income (loss)	184,657		(21,821)	152,667	(63,076)	21,500	162,836	105,056
Gain on sales of real estate	—		—	474	—	—	—	—
Net income (loss)	243,561		30,678	216,053	(36,003)	87,179	274,239	223,997
Net income attributable to noncontrolling interests	(13,907)		(11,913)	(13,612)	(11,199)	(8,412)	(25,820)	(16,071)
Net income (loss) attributable to Alexandria Real Estate Equities, Inc.’s stockholders	229,654		18,765	202,441	(47,202)	78,767	248,419	207,926
Dividends on preferred stock	—		—	—	(1,173)	(1,005)	—	(2,031)
Preferred stock redemption charge	—		—	—	—	—	—	(2,580)
Net income attributable to unvested restricted stock awards	(3,054)		(1,925)	(2,823)	(1,398)	(1,432)	(3,574)	(3,134)
Net income (loss) attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$226,600		$16,840	$199,618	$(49,773)	$76,330	$244,845	$200,181

Net income (loss) per share attributable to Alexandria Real Estate Equities, Inc.’s common stockholders:
Basic	$1.82		$0.14	$1.75	$(0.44)	$0.68	$1.99	$1.80
Diluted	$1.82		$0.14	$1.74	$(0.44)	$0.68	$1.99	$1.80

Weighted-average shares of common stock outstanding:
Basic	124,333		121,433	114,175	112,120	111,433	122,883	111,245
Diluted	124,448		121,785	114,974	112,120	111,501	123,117	111,279

Dividends declared per share of common stock	$1.06		$1.03	$1.03	$1.00	$1.00	$2.09	$1.97

(1)Change in income from rentals from 1Q20 comprise a $5.4 million decrease in tenant recoveries as a result of lower variable operating expenses, including our utility costs and restaurant-related expenses, partially offset by a $3.6 million increase in rental revenue driven by recently acquired operating properties and continued rental rate growth in lease renewals within our key submarkets.
(2)Includes a $10 million impairment charge to reduce the carrying amount of a pre-acquisition deposit to zero dollars, concurrently with the submission of our notice to terminate the acquisition that was pending at the time.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	12

Consolidated Balance Sheets
June 30, 2020
(In thousands)

	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Assets
Investments in real estate	$16,281,125	$15,832,182	$14,844,038	$13,618,280	$12,872,824
Investments in unconsolidated real estate joint ventures	326,858	325,665	346,890	340,190	334,162
Cash and cash equivalents	206,860	445,255	189,681	410,675	198,909
Restricted cash	34,680	43,116	53,008	42,295	39,316
Tenant receivables	7,208	14,976	10,691	10,668	9,228
Deferred rent	688,749	663,926	641,844	615,817	585,082
Deferred leasing costs	274,483	269,458	270,043	252,772	247,468
Investments	1,318,465	1,123,482	1,140,594	990,454	1,057,854
Other assets	930,680	983,875	893,714	777,003	694,627
Total assets	$20,069,108	$19,701,935	$18,390,503	$17,058,154	$16,039,470

Liabilities, Noncontrolling Interests, and Equity
Secured notes payable	$344,784	$347,136	$349,352	$351,852	$354,186
Unsecured senior notes payable	6,738,486	6,736,999	6,044,127	6,042,831	5,140,914
Unsecured senior lines of credit	440,000	221,000	384,000	343,000	514,000
Unsecured senior bank term loan	—	—	—	—	347,105
Accounts payable, accrued expenses, and other liabilities	1,343,181	1,352,554	1,320,268	1,241,276	1,157,417
Dividends payable	133,681	129,981	126,278	115,575	114,379
Total liabilities	9,000,132	8,787,670	8,224,025	8,094,534	7,628,001

Commitments and contingencies

Redeemable noncontrolling interests	12,122	12,013	12,300	12,099	10,994

Alexandria Real Estate Equities, Inc.’s stockholders’ equity:
7.00% Series D cumulative convertible preferred stock	—	—	—	57,461	57,461
Common stock	1,246	1,243	1,208	1,132	1,120
Additional paid-in capital	9,443,274	9,336,949	8,874,367	7,743,188	7,581,573
Accumulated other comprehensive loss	(13,080)	(15,606)	(9,749)	(11,549)	(11,134)
Alexandria Real Estate Equities, Inc.’s stockholders’ equity	9,431,440	9,322,586	8,865,826	7,790,232	7,629,020
Noncontrolling interests	1,625,414	1,579,666	1,288,352	1,161,289	771,455
Total equity	11,056,854	10,902,252	10,154,178	8,951,521	8,400,475
Total liabilities, noncontrolling interests, and equity	$20,069,108	$19,701,935	$18,390,503	$17,058,154	$16,039,470

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	13

Funds From Operations and Funds From Operations per Share
June 30, 2020
(In thousands)

        The following table presents a reconciliation of net income (loss) attributable to Alexandria’s common stockholders, the most directly comparable financial measure presented in accordance with generally accepted accounting principles (“GAAP”), including our share of amounts from consolidated and unconsolidated real estate joint ventures, to funds from operations attributable to Alexandria’s common stockholders – diluted, and funds from operations attributable to Alexandria’s common stockholders – diluted, as adjusted, for the periods below:

	Three Months Ended						Six Months Ended
	6/30/20		3/31/20	12/31/19	9/30/19	6/30/19	6/30/20	6/30/19
Net income (loss) attributable to Alexandria’s common stockholders	$226,600		$16,840	$199,618	$(49,773)	$76,330	$244,845	$200,181
Depreciation and amortization of real estate assets(1)	165,040		172,628	137,761	135,570	134,437	337,668	268,524
Noncontrolling share of depreciation and amortization from consolidated real estate JVs	(15,775)		(15,870)	(10,176)	(8,621)	(6,744)	(31,645)	(12,163)
Our share of depreciation and amortization from unconsolidated real estate JVs	2,858		2,643	2,702	1,845	973	5,501	1,819
Gain on sales of real estate	—		—	(474)	—	—	—	—
Impairment of real estate – rental properties	—		7,644	12,334	—	—	7,644	—
Assumed conversion of 7.00% Series D cumulative convertible preferred stock	—		—	—	—	1,005	—	2,031
Allocation to unvested restricted stock awards	(2,228)		(847)	(1,809)	—	(1,445)	(4,531)	(3,740)
Funds from operations attributable to Alexandria’s common stockholders – diluted(1)	376,495		183,038	339,956	79,021	204,556	559,482	456,652
Unrealized (gains) losses on non-real estate investments	(171,652)		17,144	(148,268)	70,043	(11,058)	(154,508)	(83,264)
Impairment of non-real estate investments	4,702	(2)	19,780	9,991	7,133	—	24,482	—
Impairment of real estate	13,218	(3)	2,003	—	—	—	15,221	—
Loss on early extinguishment of debt	—		—	—	40,209	—	—	7,361
Loss on early termination of interest rate hedge agreements	—		—	—	1,702	—	—	—
Preferred stock redemption charge	—		—	—	—	—	—	2,580
Removal of assumed conversion of 7.00% Series D cumulative convertible preferred stock	—		—	—	—	(1,005)	—	(2,031)
Allocation to unvested restricted stock awards	2,251		(591)	1,760	(1,002)	179	1,711	1,157
Funds from operations attributable to Alexandria’s common stockholders – diluted, as adjusted	$225,014		$221,374	$203,439	$197,106	$192,672	$446,388	$382,455
(1)Calculated in accordance with standards established by the Nareit Board of Governors. Refer to “Funds from operations and funds from operations, as adjusted, attributable to Alexandria’s common stockholders” in the “Definitions and reconciliations” of our Supplemental Information for additional details.
(2)Primarily relates to two investments in privately held entities that do not report NAV.
(3)Primarily relates to a $10 million impairment charge to write off the pre-acquisition deposit for a previously pending acquisition, which was recognized in April 2020 concurrently with the submission of our notice to terminate the transaction.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	14

Funds From Operations and Funds From Operations per Share (continued)
June 30, 2020
(In thousands, except per share amounts)

        The following table presents a reconciliation of net income (loss) per share attributable to Alexandria’s common stockholders, the most directly comparable financial measure presented in accordance with GAAP, including our share of amounts from consolidated and unconsolidated real estate joint ventures, to funds from operations per share attributable to Alexandria’s common stockholders – diluted, and funds from operations per share attributable to Alexandria’s common stockholders – diluted, as adjusted, for the periods below. Per share amounts may not add due to rounding.

	Three Months Ended						Six Months Ended
	6/30/20		3/31/20	12/31/19	9/30/19	6/30/19	6/30/20	6/30/19
Net income (loss) per share attributable to Alexandria’s common stockholders – diluted	$1.82		$0.14	$1.74	$(0.44)	$0.68	$1.99	$1.80
Depreciation and amortization of real estate assets	1.22		1.31	1.13	1.14	1.15	2.53	2.32
Impairment of real estate – rental properties	—		0.06	0.11	—	—	0.06	—
Allocation to unvested restricted stock awards	(0.01)		(0.01)	(0.02)	—	—	(0.04)	(0.04)
Funds from operations per share attributable to Alexandria’s common stockholders – diluted(1)	3.03		1.50	2.96	0.70	1.83	4.54	4.08
Unrealized (gains) losses on non-real estate investments	(1.38)		0.14	(1.29)	0.62	(0.10)	(1.25)	(0.75)
Impairment of non-real estate investments	0.04	(1)	0.16	0.09	0.06	—	0.20	—
Impairment of real estate	0.11	(1)	0.02	—	—	—	0.12	—
Loss on early extinguishment of debt	—		—	—	0.36	—	—	0.07
Loss on early termination of interest rate hedge agreements	—		—	—	0.02	—	—	—
Preferred stock redemption charge	—		—	—	—	—	—	0.02
Allocation to unvested restricted stock awards	0.01		—	0.01	(0.01)	—	0.02	0.02
Funds from operations per share attributable to Alexandria’s common stockholders – diluted, as adjusted	$1.81		$1.82	$1.77	$1.75	$1.73	$3.63	$3.44

Weighted-average shares of common stock outstanding(2) for calculations of:
Earnings per share – diluted	124,448		121,785	114,974	112,120	111,501	123,117	111,279
Funds from operations – diluted, per share	124,448		121,785	114,974	112,562	112,077	123,117	111,857
Funds from operations – diluted, as adjusted, per share	124,448		121,785	114,974	112,562	111,501	123,117	111,279

(1)Refer to footnotes on the previous page for additional details.
(2)Refer to “Weighted-average shares of common stock outstanding – diluted” in the “Definitions and reconciliations” of our Supplemental Information for additional details.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	15

SUPPLEMENTAL
INFORMATION

Company Profile
June 30, 2020

Alexandria Real Estate Equities, Inc. (NYSE:ARE), an S&P 500® urban office REIT, is the first, longest-tenured, and pioneering owner, operator, and developer uniquely focused on collaborative life science, technology, and agtech campuses in AAA innovation cluster locations, with a total market capitalization of $27.7 billion as of June 30, 2020, and an asset base in North America of 43.0 million SF. The asset base in North America includes 28.8 million RSF of operating properties and 2.3 million RSF of Class A properties undergoing construction, 6.6 million RSF of near-term and intermediate-term development and redevelopment projects, and 5.3 million SF of future development projects. Founded in 1994, Alexandria pioneered this niche and has since established a significant market presence in key locations, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland, and Research Triangle. Alexandria has a longstanding and proven track record of developing Class A properties clustered in urban life science, technology, and agtech campuses that provide our innovative tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and inspire productivity, efficiency, creativity, and success. Alexandria also provides strategic capital to transformative life science, technology, and agtech companies through our venture capital arm. We believe our unique business model and diligent underwriting ensure a high-quality and diverse tenant base that results in higher occupancy levels, longer lease terms, higher rental income, higher returns, and greater long-term asset value. For additional information on Alexandria, please visit www.are.com.

Tenant base

Alexandria is known for our high-quality and diverse tenant base, with 51% of our annual rental revenue generated from tenants that are investment-grade rated or publicly traded large cap companies. The quality, diversity, breadth, and depth of our significant relationships with our tenants provide Alexandria with high-quality and stable cash flows. Alexandria’s underwriting team and long-term industry relationships positively distinguish us from all other publicly traded REITs and real estate companies.

Executive and senior management team

Alexandria’s executive and senior management team has unique experience and expertise in creating, owning, and operating highly dynamic and collaborative campuses in key urban life science, technology, and agtech cluster locations that inspire innovation. From the development of high-quality, sustainable real estate, to the ongoing cultivation of collaborative environments with unique amenities and events, the Alexandria team has a first-in-class reputation of excellence in our niche. Alexandria’s highly experienced management team also includes regional market directors with leading reputations and longstanding relationships within the life science, technology, and agtech communities in their respective urban innovation clusters. We believe that our expertise, experience, reputation, and key relationships in the real estate, life science, technology, and agtech industries provide Alexandria significant competitive advantages in attracting new business opportunities.
Alexandria’s executive and senior management team consists of 41 individuals, averaging 25 years of real estate experience, including 14 years with Alexandria. Our executive management team alone averages 18 years of experience with Alexandria.

EXECUTIVE MANAGEMENT TEAM
Joel S. Marcus	Stephen A. Richardson
Executive Chairman & Founder	Co-Chief Executive Officer
Peter M. Moglia	Dean A. Shigenaga
Co-Chief Executive Officer & Co-Chief Investment Officer	Co-President & Chief Financial Officer
Thomas J. Andrews	Daniel J. Ryan
Co-President & Regional Market Director – Greater Boston	Co-Chief Investment Officer & Regional Market Director – San Diego
Lawrence J. Diamond	Joseph Hakman
Co-Chief Operating Officer & Regional Market Director – Maryland	Chief Strategic Transactions Officer and Co-Chief Operating Officer
Vincent R. Ciruzzi	John H. Cunningham
Chief Development Officer	Executive Vice President – Regional Market Director – New York City
Marc E. Binda	Andres R. Gavinet
Executive Vice President – Finance & Treasurer	Chief Accounting Officer
Jackie B. Clem	Terezia C. Nemeth
General Counsel & Secretary	Executive Vice President – Regional Market Director – San Francisco
Gary D. Dean
Executive Vice President – Real Estate Legal Affairs

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	17

Investor Information
June 30, 2020

Corporate Headquarters	New York Stock Exchange Trading Symbol	Information Requests
26 North Euclid Avenue	Common stock: ARE	Phone:	(626) 578-0777
Pasadena, California 91101		Email:	corporateinformation@are.com
		Web:	www.are.com

Equity Research Coverage

Alexandria is currently covered by the following research analysts. This list may be incomplete and is subject to change as firms initiate or discontinue coverage of our company. Please note that any opinions, estimates, or forecasts regarding our historical or predicted performance made by these analysts are theirs alone and do not represent opinions, estimates, or forecasts of Alexandria or our management. Alexandria does not by our reference or distribution of the information below imply our endorsement of or concurrence with any opinions, estimates, or forecasts of these analysts. Interested persons may obtain copies of analysts’ reports on their own as we do not distribute these reports. Several of these firms may, from time to time, own our stock and/or hold other long or short positions in our stock and may provide compensated services to us.

Bank of America Merrill Lynch	Citigroup Global Markets Inc.	JMP Securities	RBC Capital Markets
Jamie Feldman / Elvis Rodriguez	Michael Bilerman / Emmanuel Korchman	Aaron Hecht / Matthew Hurwit	Michael Carroll / Jason Idoine
(646) 855-5808 / (646) 855-1589	(212) 816-1383 / (212) 816-1382	(415) 835-3963 / (415) 835-3964	(440) 715-2649 / (440) 715-2651

BTIG, LLC	Evercore ISI	J.P. Morgan Securities LLC	Robert W. Baird & Co. Incorporated
Tom Catherwood / James Sullivan	Sheila McGrath / Wendy Ma	Anthony Paolone / Ray Zhong	David Rodgers / Nicholas Thillman
(212) 738-6140 / (212) 738-6139	(212) 497-0882 / (212) 497-0870	(212) 622-6682 / (212) 622-5411	(216) 737-7341 / (414) 298-5053

CFRA	Green Street Advisors, Inc.	Mizuho Securities USA Inc.	SMBC Nikko Securities America, Inc.
Kenneth Leon	Daniel Ismail / Chris Darling	Omotayo Okusanya / Venkat Kommineni	Richard Anderson / Jay Kornreich
(646) 517-2552	(949) 640-8780 / (949) 640-8780	(646) 949-9672 / (646) 949-9754	(646) 521-2351 / (646) 424-3202

Fixed Income Coverage		Rating Agencies
Barclays Capital Inc.	Wells Fargo & Company	Moody’s Investors Service	S&P Global Ratings
Srinjoy Banerjee / Devon Zhou	Thierry Perrein / Kevin McClure	(212) 553-0376	Fernanda Hernandez / Michael Souers
(212) 526-3521 / (212) 526-6961	(704) 410-3262 / (704) 410-3252		(212) 438-1347 / (212) 438-2508

J.P. Morgan Securities LLC
Mark Streeter / Ian Snyder
(212) 834-5086 / (212) 834-3798

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	18

Financial and Asset Base Highlights
June 30, 2020
(Dollars in thousands, except per share amounts)

	Three Months Ended (unless stated otherwise)
	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Selected financial data from consolidated financial statements and related information
Rental revenues	$341,555	$337,942	$308,418	$293,182	$289,625
Tenant recoveries	$94,301	$99,663	$96,303	$92,594	$81,993
General and administrative expenses	$31,775	$31,963	$29,782	$27,930	$26,434
General and administrative expenses as a percentage of net operating income – trailing 12 months	10.3%	10.2%	10.0%	9.7%	9.5%
Operating margin	72%	71%	70%	70%	72%
Adjusted EBITDA margin	69%	68%	68%	68%	69%
Adjusted EBITDA – quarter annualized	$1,253,844	$1,239,016	$1,148,620	$1,099,908	$1,063,056
Adjusted EBITDA – trailing 12 months	$1,185,347	$1,137,650	$1,085,382	$1,040,449	$1,004,724

Net debt at end of period	$7,333,905	$6,870,571	$6,582,089	$6,333,459	$6,154,885
Net debt to Adjusted EBITDA – quarter annualized	5.8x	5.5x	5.7x	5.8x	5.8x
Net debt to Adjusted EBITDA – trailing 12 months	6.2x	6.0x	6.1x	6.1x	6.1x
Net debt and preferred stock to Adjusted EBITDA – quarter annualized	5.8x	5.5x	5.7x	5.8x	5.8x
Net debt and preferred stock to Adjusted EBITDA – trailing 12 months	6.2x	6.0x	6.1x	6.1x	6.2x

Fixed-charge coverage ratio – quarter annualized	4.2x	4.5x	4.2x	3.9x	4.2x
Fixed-charge coverage ratio – trailing 12 months	4.2x	4.2x	4.2x	4.1x	4.2x
Unencumbered net operating income as a percentage of total net operating income	95%	95%	95%	95%	94%

Closing stock price at end of period	$162.25	$137.06	$161.58	$154.04	$141.09
Common shares outstanding (in thousands) at end of period	124,559	124,326	120,800	113,173	111,986
Total equity capitalization at end of period	$20,209,636	$17,040,078	$19,518,915	$17,522,382	$15,887,660
Total market capitalization at end of period	$27,732,906	$24,345,213	$26,296,394	$24,260,065	$22,243,865

Dividend per share – quarter/annualized	$1.06/$4.24	$1.03/$4.12	$1.03/$4.12	$1.00/$4.00	$1.00/$4.00
Dividend payout ratio for the quarter	59%	58%	61%	57%	58%
Dividend yield – annualized	2.6%	3.0%	2.5%	2.6%	2.8%

Amounts related to operating leases:
Operating lease liabilities	$291,710	$293,173	$271,809	$270,614	$243,585
Rent expense	$4,936	$4,781	$4,609	$4,705	$4,482

Capitalized interest	$30,793	$24,680	$23,822	$24,558	$21,674
Weighted-average interest rate for capitalization of interest during the period	4.03%	3.80%	3.88%	4.00%	4.14%

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	19

Financial and Asset Base Highlights (continued)
June 30, 2020
(Dollars in thousands, except annual rental revenue per occupied RSF amounts)

	Three Months Ended (unless stated otherwise)
	6/30/20		3/31/20	12/31/19	9/30/19	6/30/19
Amounts included in funds from operations and non-revenue-enhancing capital expenditures
Straight-line rent revenue	$23,367		$20,597	$24,400	$27,394	$25,476
Amortization of acquired below-market leases	$13,787		$15,964	$8,837	$5,774	$8,054
Straight-line rent expense on ground leases	$167		$171	$219	$320	$226
Stock compensation expense	$9,185		$9,929	$10,239	$10,935	$11,437
Amortization of loan fees	$2,737		$2,247	$2,241	$2,251	$2,380
Amortization of debt premiums	$888		$888	$907	$1,287	$782
Non-revenue-enhancing capital expenditures:
Building improvements	$3,107		$3,198	$3,295	$2,901	$2,876
Tenant improvements and leasing commissions	$11,500		$12,923	$14,648	$11,964	$13,901

Operating statistics and related information (at end of period)
Number of properties – North America	304		302	291	269	257
RSF – North America (including development and redevelopment projects under construction)	31,141,758		30,924,356	29,098,433	27,288,263	26,321,122
Total square feet – North America	43,023,989		41,514,374	39,170,786	38,496,276	37,120,560
Annual rental revenue per occupied RSF – North America	$51.30		$51.18	$51.04	$51.00	$50.27
Occupancy of operating properties – North America	94.8%	(1)	95.1%	96.8%	96.6%	97.4%
Occupancy of operating and redevelopment properties – North America	92.3%		92.9%	94.4%	94.5%	96.4%
Weighted-average remaining lease term (in years)	7.8		7.8	8.1	8.3	8.4

Total leasing activity – RSF	1,077,510		703,355	1,752,124	1,241,677	819,949
Lease renewals and re-leasing of space – change in average new rental rates over expiring rates:
Rental rate increases	37.2%		46.3%	37.0%	27.9%	32.5%
Rental rate increases (cash basis)	15.0%		22.3%	21.7%	11.2%	17.8%
RSF (included in total leasing activity above)	699,130		557,367	571,650	758,113	587,930

Same property – percentage change over comparable quarter from prior year:
Net operating income increase	0.6%	(2)	2.4%	2.0%	2.5%	4.3%
Net operating income increase (cash basis)	2.5%	(2)	6.1%	4.0%	5.7%	9.5%

(1)Refer to “Occupancy” in this Supplemental Information for additional details.
(2)Includes the effect of lower revenues from our retail tenancy and transient/short-term parking. Excluding this effect, same property net operating income growth for the three months ended June 30, 2020, would be 1.6% and 4.2% (cash basis), respectively. We expect occupancy and other contractual rental increases in the second half of 2020 will increase same property NOI and same property NOI (cash basis) to within our guidance range for the year ending December 31, 2020.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	20

High-Quality, Diverse, and Innovative Tenants
June 30, 2020

Long-Duration Cash Flows From High-Quality, Diverse, and
Innovative Tenants

Investment-Grade or Publicly Traded Large Cap Tenants	Tenant Mix

Public Biotechnology
23%
Life Science Product, Service, and Device
19%
Private Biotechnology
8%
Technology(3)
14%
Other(4)
5%
Institutional (Academic/Medical, Non-Profit, and U.S. Government)
9%
Multinational Pharmaceutical
22%

51%

of ARE’s Annual Rental Revenue(1)

Long-Duration Lease Terms

7.8 Years

Weighted-Average Remaining Term(2)
Percentage of ARE’s Annual Rental Revenue(1)
(1)Represents annual rental revenue in effect as of June 30, 2020.
(2)Based on aggregate annual rental revenue in effect as of June 30, 2020. Refer to “Annual rental revenue” in the “Definitions and reconciliations” of this Supplemental Information for additional details on our methodology on annual rental revenue from unconsolidated real estate joint ventures.
(3)67% of our annual rental revenue from technology tenants is from investment-grade or publicly traded large cap tenants. The weighted-average remaining term of leases with our technology tenants is 15.5 years.
(4)Our other tenants, aggregating 5.0% of our annual rental revenue, comprise 4.3% of annual rental revenue from professional services, finance, telecommunications, and construction/real estate companies and only 0.7% from retail-related tenants.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	21

Class A Properties in AAA Locations
June 30, 2020

High-Quality Cash Flows From Class A Properties in AAA Locations

Class A Properties in AAA Locations	AAA Locations

San Francisco
28%
New York City
6%
San Diego
16%
Greater Boston
35%
6%
Seattle
6%
Maryland
1%
2%
Other
Research Triangle

74%

of ARE’s
Annual Rental Revenue(1)

Percentage of ARE’s Annual Rental Revenue(1)

(1)Represents annual rental revenue in effect as of June 30, 2020.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	22

Occupancy
June 30, 2020

Solid Historical Occupancy(1)	Occupancy Across Key Locations(2)

96%

Over 10 Years

(1)Represents average occupancy of operating properties in North America as of each December 31 for the last 10 years and as of June 30, 2020.
(2)As of June 30, 2020.
(3)Includes 647,771 RSF, or 2.3%, of vacancy in our North America markets (noted below), representing lease-up opportunities at properties recently acquired. Excluding these vacancies, occupancy of operating properties in North America was 97.1% as of June 30, 2020.

		As of June 30, 2020
		Vacant	Occupancy Impact
Property	Submarket/Market	RSF	Region	Consolidated
601, 611, and 651 Gateway Boulevard	South San Francisco/San Francisco	201,570	2.6%	0.7%
SD Tech by Alexandria	Sorrento Mesa/San Diego	182,484	3.0%	0.6
5505 Morehouse Drive	Sorrento Mesa/San Diego	71,016	1.2%	0.3
Other acquisitions	Various	192,701	N/A	0.7
		647,771		2.3%

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	23

Key Operating Metrics
June 30, 2020

Historical Same Property Net Operating Income	Favorable Lease Structure(1)
	Strategic Lease Structure by Owner and Operator of Collaborative Life Science, Technology, and Agtech Campuses
	Increasing cash flows
	Percentage of leases containing annual rent escalations	94%
	Stable cash flows
	Percentage of triple net leases	93%
	Lower capex burden
	Percentage of leases providing for the recapture of capital expenditures	92%

Historical Rental Rates: Renewed/Re-Leased Space	Margins(2)

	Operating	Adjusted EBITDA
	72%	69%

(1)Percentages calculated based on RSF as of June 30, 2020.
(2)Represents percentages for the three months ended June 30, 2020.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	24

Same Property Performance
June 30, 2020
(Dollars in thousands)

	June 30, 2020				June 30, 2020
Same Property Financial Data	Three Months Ended		Six Months Ended	Same Property Statistical Data	Three Months Ended	Six Months Ended
Percentage change over comparable period from prior year:				Number of same properties	228	213
Net operating income increase	0.6%	(1)	1.6%	Rentable square feet	21,779,066	21,191,416
Net operating income increase (cash basis)	2.5%	(1)	4.5%	Occupancy – current-period average	96.3%	96.6%
Operating margin	73%		73%	Occupancy – same-period prior-year average	97.1%	97.1%

	Three Months Ended June 30,					Six Months Ended June 30,
	2020	2019	$ Change	% Change		2020	2019	$ Change	% Change
Income from rentals:
Same properties	$272,951	$273,543	$(592)	(0.2%)		$529,138	$522,721	$6,417	1.2%
Non-same properties	68,604	16,082	52,522	326.6		150,359	41,467	108,892	262.6
Rental revenues	341,555	289,625	51,930	17.9		679,497	564,188	115,309	20.4

Same properties	81,618	79,637	1,981	2.5		162,493	153,902	8,591	5.6
Non-same properties	12,683	2,356	10,327	438.3		31,471	8,277	23,194	280.2
Tenant recoveries	94,301	81,993	12,308	15.0		193,964	162,179	31,785	19.6

Income from rentals	435,856	371,618	64,238	17.3		873,461	726,367	147,094	20.3

Same properties	32	93	(61)	(65.6)		114	265	(151)	(57.0)
Non-same properties	1,068	2,145	(1,077)	(50.2)		3,300	6,066	(2,766)	(45.6)
Other income	1,100	2,238	(1,138)	(50.8)		3,414	6,331	(2,917)	(46.1)

Same properties	354,601	353,273	1,328	0.4		691,745	676,888	14,857	2.2
Non-same properties	82,355	20,583	61,772	300.1		185,130	55,810	129,320	231.7
Total revenues	436,956	373,856	63,100	16.9		876,875	732,698	144,177	19.7

Same properties	94,006	94,140	(134)	(0.1)		188,816	181,678	7,138	3.9
Non-same properties	29,905	11,549	18,356	158.9		64,198	25,512	38,686	151.6
Rental operations	123,911	105,689	18,222	17.2		253,014	207,190	45,824	22.1

Same properties	260,595	259,133	1,462	0.6		502,929	495,210	7,719	1.6
Non-same properties	52,450	9,034	43,416	480.6		120,932	30,298	90,634	299.1
Net operating income	$313,045	$268,167	$44,878	16.7%		$623,861	$525,508	$98,353	18.7%

Net operating income – same properties	$260,595	$259,133	$1,462	0.6%	(1)	$502,929	$495,210	$7,719	1.6%
Straight-line rent revenue	(18,873)	(22,441)	3,568	(15.9)		(33,492)	(45,225)	11,733	(25.9)
Amortization of acquired below-market leases	(4,637)	(5,292)	655	(12.4)		(7,372)	(7,757)	385	(5.0)
Net operating income – same properties (cash basis)	$237,085	$231,400	$5,685	2.5%	(1)	$462,065	$442,228	$19,837	4.5%

Refer to “Same property comparisons” in the “Definitions and reconciliations” of this Supplemental Information for a reconciliation of same properties to total properties. “Definitions and reconciliations” also contains definitions of “Tenant recoveries” and “Net operating income” and their respective reconciliations from the most directly comparable financial measures presented in accordance with GAAP.

(1)Includes the effect of temporary reduction in same property occupancy of 80 basis points related to downtime in connection with leases aggregating 152,045 RSF, with 63% already leased for delivery in the third quarter of 2020 at significantly higher rental rates. Excluding the impact of the temporary vacancies, the same property net operating income growth for the three months ended June 30, 2020, would have been 1.6% and 4.2% (cash basis), respectively. We expect occupancy and other contractual rental increases in the second half of 2020 will increase same property NOI and same property NOI (cash basis) to within our guidance range for the year ending December 31, 2020.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	25

Leasing Activity
June 30, 2020
(Dollars per RSF)

	Three Months Ended			Six Months Ended			Year Ended
	June 30, 2020			June 30, 2020			December 31, 2019
	Including Straight-Line Rent		Cash Basis	Including Straight-Line Rent		Cash Basis	Including Straight-Line Rent	Cash Basis
Leasing activity:
Renewed/re-leased space(1)
Rental rate changes	37.2%		15.0%	41.1%		17.9%	32.2%	17.6%
New rates	$55.34		$53.15	$51.78		$49.07	$58.65	$56.19
Expiring rates	$40.34		$46.20	$36.71		$41.61	$44.35	$47.79
RSF	699,130			1,251,152			2,427,108
Tenant improvements/leasing commissions	$16.86			$19.52			$20.28
Weighted-average lease term	5.3 years			5.4 years			5.7 years

Developed/redeveloped/previously vacant space leased
New rates	$58.18		$54.31	$56.12		$53.37	$55.95	$52.19
RSF	378,380	(2)		529,713			2,635,614
Tenant improvements/leasing commissions	$19.79			$17.73			$13.74
Weighted-average lease term	10.2 years			8.9 years			9.8 years

Leasing activity summary (totals):
New rates	$56.33		$53.56	$53.07		$50.35	$57.25	$54.11
RSF	1,077,510	(3)		1,780,865	(3)		5,062,722
Tenant improvements/leasing commissions	$17.89			$18.99			$16.88
Weighted-average lease term	7.0 years			6.4 years			7.8 years

Lease expirations(1)
Expiring rates	$39.25		$44.04	$36.36		$40.67	$43.43	$46.59
RSF	1,081,504			1,879,355			2,822,434
Leasing activity includes 100% of results for each property in which we have an investment in North America.

(1)Excludes month-to-month leases aggregating 65,592 RSF and 41,809 RSF as of June 30, 2020, and December 31, 2019, respectively.
(2)As of July 27, 2020, our value-creation pipeline was 65% leased or negotiating.
(3)During the six months ended June 30, 2020, we granted tenant concessions/free rent averaging 1.7 months with respect to the 1,780,865 RSF leased. Approximately 66% of the leases executed during the six months ended June 30, 2020, did not include concessions for free rent.

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Contractual Lease Expirations
June 30, 2020

Year	RSF	Percentage of Occupied RSF	Annual Rental Revenue (Per RSF)(1)	Percentage of Total Annual Rental Revenue
2020 (2)	807,485	3.0%	$38.40	2.3%
2021	1,550,450	5.7%	$42.80	4.8%
2022	2,439,487	9.0%	$42.06	7.5%
2023	2,815,546	10.4%	$45.65	9.3%
2024	2,316,246	8.6%	$45.58	7.7%
2025	1,979,757	7.3%	$48.43	7.0%
2026	1,680,093	6.2%	$48.20	5.9%
2027	2,481,628	9.2%	$50.78	9.2%
2028	1,842,786	6.8%	$59.34	8.0%
2029	1,474,769	5.4%	$57.38	6.2%
Thereafter	7,698,120	28.4%	$57.69	32.1%

Market	2020 Contractual Lease Expirations (in RSF)							Annual Rental Revenue (Per RSF)(1)	2021 Contractual Lease Expirations (in RSF)						Annual Rental Revenue (Per RSF)(1)
	Leased	Negotiating/ Anticipating		Targeted for Development/ Redevelopment		Remaining Expiring Leases(3)	Total(2)		Leased	Negotiating/ Anticipating	Targeted for Development/ Redevelopment		Remaining Expiring Leases(4)	Total

Greater Boston	79,736	38,834		75,754	(5)	69,051	263,375	$44.68	—	11,897	79,101	(5)	241,230	332,228	$43.69
San Francisco	15,128	—		—		106,540	121,668	45.86	35,798	2,843	26,738	(6)	403,952	469,331	52.39
New York City	3,407	—		—		21,581	24,988	59.81	13,101	—	—		2,315	15,416	116.82
San Diego	36,038	71,961	(7)	—		126,643	234,642	33.69	89,780	44,681	41,475	(8)	198,447	374,383	36.18
Seattle	15,835	—		—		8,397	24,232	54.24	15,704	—	—		54,514	70,218	51.17
Maryland	10,820	—		—		12,477	23,297	32.29	—	14,323	—		107,770	122,093	24.58
Research Triangle	34,226	1,592		—		41,778	77,596	15.95	16,942	22,634	—		91,517	131,093	28.45
Canada	—	2,587		—		20,953	23,540	11.23	—	4,722	—		13,672	18,394	23.40
Non-cluster markets	6,285	—		—		7,862	14,147	46.59	—	—	—		17,294	17,294	67.08
Total	201,475	114,974		75,754		415,282	807,485	$38.40	171,325	101,100	147,314		1,130,711	1,550,450	$42.80
Percentage of expiring leases	25%	14%		9%		52%	100%		11%	7%	10%		72%	100%

(1)Represents amounts in effect as of June 30, 2020.
(2)Excludes month-to-month leases aggregating 65,592 RSF as of June 30, 2020.
(3)The largest remaining contractual lease expiration in 2020 is 93,521 RSF related to a recently acquired property in our South San Francisco submarket.
(4)The largest remaining contractual lease expiration in 2021 is 89,576 RSF at a Class A office/laboratory building in our University Town Center submarket.
(5)Represents office space aggregating 154,855 RSF at The Arsenal on the Charles, a campus acquired on December 17, 2019, in our Cambridge/Inner Suburbs submarket, that is targeted for redevelopment into office/laboratory space upon expiration of the respective existing leases.
(6)Represents two retail leases aggregating 26,738 RSF at our recently acquired properties at 987 and 1075 Commercial Street. Upon expiration of these leases, we expect to demolish the existing building to allow for the future development of 700,000 RSF of an office/laboratory building on the site.
(7)Includes 71,961 RSF at 9363 and 9393 Towne Centre Drive in our University Town Center submarket, a future development site.
(8)Represents 41,475 RSF at the recently acquired property at 4555 Executive Drive in our University Town Center submarket. Upon expiration of the existing lease during the third quarter of 2021, we expect to demolish the existing building to allow for the future development of a new office/laboratory building on the site.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	27

Top 20 Tenants
June 30, 2020
(Dollars in thousands, except average market cap amounts)

81% of Top 20 Annual Rental Revenue From Investment-Grade
or Publicly Traded Large Cap Tenants(1)

	Tenant	Remaining Lease Term(1) (in years)		Aggregate RSF	Annual Rental Revenue(1)	Percentage of Aggregate Annual Rental Revenue(1)	Investment-Grade Credit Ratings		Average Market Cap(1) (in billions)

							Moody’s	S&P
1	Bristol-Myers Squibb Company	8.2		900,050	$52,243	3.9%	A2	A+	$116.5
2	Takeda Pharmaceutical Company Ltd.	9.1		606,249	39,342	2.9	Baa2	BBB+	$57.2
3	Facebook, Inc.	11.5		903,786	38,951	2.9	—	—	$562.6
4	Illumina, Inc.	10.1		891,495	35,907	2.7	—	BBB	$45.4
5	Sanofi	8.0		494,693	33,845	2.5	A1	AA	$116.9
6	Eli Lilly and Company	9.0		531,784	33,527	2.5	A2	A+	$124.4
7	Novartis AG	7.8		441,894	31,216	2.3	A1	AA-	$223.9
8	Roche	2.7	(2)	649,482	28,298	2.1	Aa3	AA	$270.2
9	Uber Technologies, Inc.	62.4	(3)	1,009,188	27,379	2.0	—	—	$56.3
10	bluebird bio, Inc.	6.9		312,805	23,169	1.7	—	—	$4.7
11	Maxar Technologies(4)	5.0		478,000	21,577	1.6	—	—	$0.7
12	Massachusetts Institute of Technology	8.5		257,626	21,145	1.6	Aaa	AAA	$—
13	Moderna, Inc.	10.6		354,396	21,054	1.6	—	—	$9.9
14	Merck & Co., Inc.	13.1		321,063	20,075	1.5	A1	AA-	$211.3
15	New York University	11.3		201,284	19,126	1.4	Aa2	AA-	$—
16	Pfizer Inc.	4.7		416,979	17,762	1.3	A1	AA-	$204.9
17	Stripe, Inc.	7.3		295,333	17,736	1.3	—	—	$—
18	athenahealth, Inc.(4)	12.0		409,710	17,686	1.3	—	—	$—
19	Amgen Inc.	3.8		407,369	16,838	1.3	Baa1	A-	$127.8
20	United States Government	7.4		287,638	16,521	1.2	Aaa	AA+	$—
	Total/weighted-average	11.2	(3)	10,170,824	$533,397	39.6%

(1)Based on aggregate annual rental revenue in effect as of June 30, 2020. Refer to “Annual rental revenue” and “Investment-grade or publicly traded large cap tenants” in the “Definitions and reconciliations” of this Supplemental Information for additional details on our methodology on annual rental revenue from unconsolidated real estate joint ventures and average daily market capitalization.
(2)Includes 197,787 RSF expiring in 2022 at our recently acquired property at 651 Gateway Boulevard in our South San Francisco submarket. Upon expiration of the lease, 651 Gateway Boulevard will be redeveloped into a Class A office/laboratory building.
(3)Includes (i) ground leases for land at 1455 and 1515 Third Street (two buildings aggregating 422,980 RSF), and (ii) leases at 1655 and 1725 Third Street (two buildings aggregating 586,208 RSF) owned by our unconsolidated joint venture in which we have an ownership interest of 10%. Annual rental revenue is presented using 100% of the annual rental revenue of our consolidated properties and our share of annual rental revenue for our unconsolidated real estate joint ventures. Refer to footnote 1 for additional details. Excluding the ground lease, the weighted-average remaining lease term for our top 20 tenants was 8.5 years as of June 30, 2020.
(4)Located at properties acquired during the three months ended December 31, 2019.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	28

Summary of Properties and Occupancy
June 30, 2020
(Dollars in thousands, except per RSF amounts)

Summary of properties

Market	RSF					Number of Properties	Annual Rental Revenue
	Operating	Development	Redevelopment	Total	% of Total		Total	% of Total	Per RSF
Greater Boston	7,591,334	—	205,690	7,797,024	25%	66	$475,672	35%	$63.82
San Francisco	7,732,722	841,178	347,912	8,921,812	29	62	370,512	28	57.88
New York City	1,127,580	—	140,098	1,267,678	4	5	77,766	6	71.91
San Diego	5,990,151	199,621	63,774	6,253,546	20	77	216,032	16	39.31
Seattle	1,538,465	100,086	—	1,638,551	5	17	77,640	6	53.07
Maryland	2,799,682	261,096	20,998	3,081,776	10	43	76,413	6	29.35
Research Triangle	1,224,904	160,000	—	1,384,904	4	17	33,186	2	28.00
Canada	256,967	—	—	256,967	1	3	5,717	—	24.72
Non-cluster markets	354,879	—	—	354,879	1	11	9,508	1	37.83
Properties held for sale	184,621	—	—	184,621	1	3	942	—	N/A
North America	28,801,305	1,561,981	778,472	31,141,758	100%	304	$1,343,388	100%	$51.30
		2,340,453

Summary of occupancy

	Operating Properties				Operating and Redevelopment Properties
Market	6/30/20		3/31/20	6/30/19	6/30/20	3/31/20	6/30/19
Greater Boston	98.2%		98.9%	98.7%	95.6%	97.0%	98.4%
San Francisco	94.7	(1)	94.7	98.7	90.6	90.6	98.7
New York City	97.1	(2)	99.2	98.8	86.2	88.1	87.8
San Diego	91.8	(1)	90.9	95.2	90.8	90.9	95.2
Seattle	95.1	(3)	97.8	97.3	95.1	97.8	97.3
Maryland	93.9		95.9	96.7	93.2	94.6	95.1
Research Triangle	96.8		96.5	97.9	96.8	96.5	94.2
Subtotal	95.1		95.6	97.6	92.6	93.3	96.6
Canada	90.0		93.6	93.7	90.0	93.6	93.7
Non-cluster markets	70.8		65.2	84.9	70.8	65.2	84.9
North America	94.8%	(1)	95.1%	97.4%	92.3%	92.9%	96.4%

(1)Refer to “Occupancy” in this Supplemental Information for additional details.
(2)The decrease in occupancy for the New York City market from March 31, 2020, was primarily related to one lease for 19,647 RSF that ended during the three months ended June 30, 2020. This space has been 100% re-leased to a new tenant with expected delivery by the end of 2020.
(3)The decrease in occupancy for the Seattle market from March 31, 2020, was related to recently acquired properties containing 31,518 RSF of vacant space.

Refer to “Definitions and reconciliations” in this Supplemental Information for additional details.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	29

Property Listing
June 30, 2020
(Dollars in thousands)

Market / Submarket / Address	RSF				Number of Properties	Annual Rental Revenue	Occupancy Percentage

							Operating	Operating and Redevelopment
	Operating	Development	Redevelopment	Total

Greater Boston
Cambridge/Inner Suburbs
Alexandria Center® at Kendall Square	2,365,487	—	—	2,365,487	10	$168,990	98.9%	98.9%
50, 60, 75/125(1), 100, and 225(1) Binney Street, 161 and 215 First Street, 150 Second Street, 300 Third Street, and 11 Hurley Street
Alexandria Technology Square®	1,181,635	—	—	1,181,635	7	101,118	98.2	98.2
100, 200, 300, 400, 500, 600, and 700 Technology Square
The Arsenal on the Charles	630,598	—	205,690	836,288	11	24,731	100.0	75.4
311, 321, and 343 Arsenal Street, 300 and 400 North Beacon Street, 1, 2, and 3 Kingsbury Avenue, and 100, 200, and 400 Talcott Avenue
Alexandria Center® at One Kendall Square	815,156	—	—	815,156	10	68,287	97.1	97.1
One Kendall Square – Buildings 100, 200, 300, 400, 500, 600/700, 1400, 1800, 2000, and 399 Binney Street
480 and 500 Arsenal Street	234,260	—	—	234,260	2	9,826	88.1	88.1
640 Memorial Drive	225,504	—	—	225,504	1	13,815	100.0	100.0
780 and 790 Memorial Drive	99,658	—	—	99,658	2	8,194	100.0	100.0
167 Sidney Street and 99 Erie Street	54,549	—	—	54,549	2	4,025	100.0	100.0
79/96 13th Street (Charlestown Navy Yard)	25,309	—	—	25,309	1	620	100.0	100.0
Cambridge/Inner Suburbs	5,632,156	—	205,690	5,837,846	46	399,606	98.3	94.8
Seaport Innovation District
5 Necco Street	87,163	—	—	87,163	1	4,672	86.6	86.6
Route 128
275 Grove Street	509,702	—	—	509,702	1	25,280	99.2	99.2
Alexandria Park at 128	343,882	—	—	343,882	8	12,228	100.0	100.0
3 and 6/8 Preston Court, 29, 35, and 44 Hartwell Avenue, 35 and 45/47 Wiggins Avenue, and 60 Westview Street
225, 266, and 275 Second Avenue	317,617	—	—	317,617	3	13,932	100.0	100.0
100 Tech Drive	200,431	—	—	200,431	1	8,455	100.0	100.0
19 Presidential Way	144,892	—	—	144,892	1	4,773	94.2	94.2
100 Beaver Street	82,330	—	—	82,330	1	3,165	80.0	80.0
285 Bear Hill Road	26,270	—	—	26,270	1	1,167	100.0	100.0
Route 128	1,625,124	—	—	1,625,124	16	69,000	98.2	98.2
Route 495
111 and 130 Forbes Boulevard	155,846	—	—	155,846	2	1,745	100.0	100.0
20 Walkup Drive	91,045	—	—	91,045	1	649	100.0	100.0
Route 495	246,891	—	—	246,891	3	2,394	100.0	100.0
Greater Boston	7,591,334	—	205,690	7,797,024	66	$475,672	98.2%	95.6%

	(1)We own a partial interest in this property through a real estate joint venture. Refer to “Joint venture financial information” of this Supplemental Information for additional details.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	30

Property Listing (continued)
June 30, 2020
(Dollars in thousands)

Market / Submarket / Address	RSF				Number of Properties	Annual Rental Revenue	Occupancy Percentage

							Operating	Operating and Redevelopment
	Operating	Development	Redevelopment	Total

San Francisco
Mission Bay/SoMa
Alexandria Center® for Science and Technology – Mission Bay	1,990,262	—	—	1,990,262	9	$88,305	100.0%	100.0%
1455, 1515, 1655(1), and 1725(1) Third Street, 409 and 499 Illinois Street(1), 1500(1) and 1700 Owens Street, and 455 Mission Bay Boulevard South
510 Townsend Street	295,333	—	—	295,333	1	17,736	100.0	100.0
945 Market Street	—	—	255,765	255,765	1	—	N/A	—
505 Brannan Street	148,146	—	—	148,146	1	12,129	100.0	100.0
260 Townsend Street	66,682	—	—	66,682	1	4,271	73.4	73.4
Mission Bay/SoMa	2,500,423	—	255,765	2,756,188	13	122,441	99.3	90.1
South San Francisco
Alexandria Technology Center® – Gateway	1,412,480	—	—	1,412,480	11	56,292	79.2	79.2
600, 601(1), 611(1), 630, 650, 651(1), 681(1), 685(1), 701(1), 901, and 951 Gateway Boulevard
213, 249, 259, 269, and 279 East Grand Avenue	919,704	—	—	919,704	5	48,744	100.0	100.0
201 Haskins Way	—	315,000	—	315,000	1	—	N/A	N/A
400 and 450 East Jamie Court	163,035	—	—	163,035	2	9,436	100.0	100.0
500 Forbes Boulevard(1)	155,685	—	—	155,685	1	6,619	100.0	100.0
7000 Shoreline Court	136,395	—	—	136,395	1	5,420	62.8	62.8
341 and 343 Oyster Point Boulevard	107,960	—	—	107,960	2	5,767	100.0	100.0
849/863 Mitten Road/866 Malcolm Road	103,857	—	—	103,857	1	5,076	100.0	100.0
South San Francisco	2,999,116	315,000	—	3,314,116	24	137,354	88.5	88.5
Greater Stanford
Menlo Gateway(1)	772,983	—	—	772,983	3	29,842	100.0	100.0
100 Independence Drive and 125 and 135 Constitution Drive
Alexandria District for Science and Technology	136,738	526,178	—	662,916	5	4,091	100.0	100.0
825, 835, and 960 Industrial Road and 987 and 1075 Commercial Street
3825 and 3875 Fabian Way	478,000	—	—	478,000	2	21,577	100.0	100.0
Alexandria Stanford Life Science District	190,270	—	92,147	282,417	3	13,902	100.0	67.4
3160, 3165, and 3170 Porter Drive
Alexandria PARC	197,498	—	—	197,498	4	10,169	87.7	87.7
2100, 2200, 2300, and 2400 Geng Road
3330 and 3412 Hillview Avenue	106,316	—	—	106,316	2	9,387	100.0	100.0
2425 Garcia Avenue/2400/2450 Bayshore Parkway	99,208	—	—	99,208	1	4,257	100.0	100.0
Shoreway Science Center	82,462	—	—	82,462	2	5,472	100.0	100.0
75 and 125 Shoreway Road
1450 Page Mill Road	77,634	—	—	77,634	1	8,009	100.0	100.0
3350 West Bayshore Road	60,000	—	—	60,000	1	2,191	62.3	62.3
2625/2627/2631 Hanover Street	32,074	—	—	32,074	1	1,820	100.0	100.0
Greater Stanford	2,233,183	526,178	92,147	2,851,508	25	110,717	97.9	94.0
San Francisco	7,732,722	841,178	347,912	8,921,812	62	$370,512	94.7%	90.6%
	(1)We own a partial interest in this property through a real estate joint venture. Refer to “Joint venture financial information” of this Supplemental Information for additional details.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	31

Property Listing (continued)
June 30, 2020
(Dollars in thousands)

Market / Submarket / Address	RSF				Number of Properties	Annual Rental Revenue	Occupancy Percentage

							Operating	Operating and Redevelopment
	Operating	Development	Redevelopment	Total

New York City
New York City
Alexandria Center® for Life Science – New York City	740,972	—	—	740,972	3	$62,743	95.5%	95.5%
430 and 450 East 29th Street
219 East 42nd Street	349,947	—	—	349,947	1	14,006	100.0	100.0
Alexandria Center® – Long Island City	36,661	—	140,098	176,759	1	1,017	100.0	20.7
30-02 48th Avenue
New York City	1,127,580	—	140,098	1,267,678	5	77,766	97.1	86.2

San Diego
Torrey Pines
ARE Spectrum	336,461	—	—	336,461	3	17,422	100.0	100.0
3215 Merryfield Row and 3013 and 3033 Science Park Road
ARE Torrey Ridge	294,326	—	—	294,326	3	12,439	87.8	87.8
10578, 10618, and 10628 Science Center Drive
ARE Sunrise	236,635	—	—	236,635	3	8,291	99.7	99.7
10931/10933 and 10975 North Torrey Pines Road, 3010 Science Park Road, and 10996 Torreyana Road
ARE Nautilus	220,651	—	—	220,651	4	10,613	100.0	100.0
3530 and 3550 John Hopkins Court and 3535 and 3565 General Atomics Court
3545 Cray Court	116,556	—	—	116,556	1	—	—	—
11119 North Torrey Pines Road	72,506	—	—	72,506	1	3,676	100.0	100.0
Torrey Pines	1,277,135	—	—	1,277,135	15	52,441	88.0	88.0
University Town Center
Campus Pointe by Alexandria(1)	1,419,772	199,621	—	1,619,393	10	59,653	99.9	99.9
9880(2), 10210, 10260, 10290, and 10300 Campus Point Drive and 4110, 4150, 4161, 4224, and 4242 Campus Point Court
5200 Illumina Way(1)	792,687	—	—	792,687	6	29,977	100.0	100.0
University District	520,168	—	—	520,168	8	19,361	100.0	100.0
9363, 9393, and 9625(1) Towne Centre Drive, 4755, 4757, and 4767 Nexus Center Drive and 4555 and 4796 Executive Drive
University Town Center	2,732,627	199,621	—	2,932,248	24	$108,991	99.9%	99.9%

(1)We own a partial interest in this property through a real estate joint venture. Refer to “Joint venture financial information” of this Supplemental Information for additional details.
(2) We own 100% of this property.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	32

Property Listing (continued)
June 30, 2020
(Dollars in thousands)

Market / Submarket / Address	RSF				Number of Properties	Annual Rental Revenue	Occupancy Percentage

							Operating	Operating and Redevelopment
	Operating	Development	Redevelopment	Total

San Diego (continued)
Sorrento Mesa
SD Tech by Alexandria(1)	854,463	—	—	854,463	11	$21,375	67.3%	67.3%
9605, 9645, 9675, 9685, 9725, 9735, 9805, 9808, 9855, and 9868 Scranton Road and 5505 Morehouse Drive(2)
Summers Ridge Science Park	316,531	—	—	316,531	4	11,077	100.0	100.0
9965, 9975, 9985, and 9995 Summers Ridge Road
10121 and 10151 Barnes Canyon Road	102,392	—	—	102,392	2	2,689	100.0	100.0
ARE Portola	101,857	—	—	101,857	3	3,603	100.0	100.0
6175, 6225, and 6275 Nancy Ridge Drive
5810/5820 Nancy Ridge Drive	82,272	—	—	82,272	1	2,532	100.0	100.0
7330 Carroll Road	66,244	—	—	66,244	1	2,431	100.0	100.0
9877 Waples Street	—	—	63,774	63,774	1	—	N/A	—
5871 Oberlin Drive	33,817	—	—	33,817	1	—	—	—
Sorrento Mesa	1,557,576	—	63,774	1,621,350	24	43,707	79.9	76.8
Sorrento Valley
3911, 3931, 3985, 4025, 4031, 4045, and 4075 Sorrento Valley Boulevard	191,378	—	—	191,378	7	5,215	88.1	88.1
11025, 11035, 11045, 11055, 11065, and 11075 Roselle Street	121,655	—	—	121,655	6	2,706	97.1	97.1
Sorrento Valley	313,033	—	—	313,033	13	7,921	91.6	91.6
I-15 Corridor
13112 Evening Creek Drive	109,780	—	—	109,780	1	2,972	100.0	100.0
San Diego	5,990,151	199,621	63,774	6,253,546	77	216,032	91.8	90.8

Seattle
Lake Union
The Eastlake Life Science Campus by Alexandria – North Campus	631,070	—	—	631,070	5	35,479	100.0	100.0
1616 and 1551 Eastlake Avenue East, 188 and 199 East Blaine Street, and 1600 Fairview Avenue East
The Eastlake Life Science Campus by Alexandria – South Campus	206,134	100,086	—	306,220	3	11,626	100.0	100.0
1165, 1201, and 1208 Eastlake Avenue East
400 Dexter Avenue North	290,111	—	—	290,111	1	15,158	100.0	100.0
2301 5th Avenue	197,135	—	—	197,135	1	9,717	99.1	99.1
219 Terry Avenue North	30,705	—	—	30,705	1	1,835	100.0	100.0
601 Dexter Avenue North	18,680	—	—	18,680	1	425	100.0	100.0
Lake Union	1,373,835	100,086	—	1,473,921	12	74,240	99.9	99.9
SoDo
220 and 240 2nd Avenue South	80,160	—	—	80,160	2	1,329	46.9	46.9
Elliott Bay
3000/3018 Western Avenue	47,746	—	—	47,746	1	1,839	100.0	100.0
410 West Harrison Street and 410 Elliott Avenue West	36,724	—	—	36,724	2	232	14.7	14.7
Elliott Bay	84,470	—	—	84,470	3	2,071	62.9	62.9
Seattle	1,538,465	100,086	—	1,638,551	17	$77,640	95.1%	95.1%

(1)We own a partial interest in this property through a real estate joint venture. Refer to “Joint venture financial information” of this Supplemental Information for additional details.
(2)We own 100% of this property.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	33

Property Listing (continued)
June 30, 2020
(Dollars in thousands)

Market / Submarket / Address	RSF				Number of Properties	Annual Rental Revenue	Occupancy Percentage

							Operating	Operating and Redevelopment
	Operating	Development	Redevelopment	Total

Maryland
Rockville
9800, 9804, 9900, 9920, and 9950 Medical Center Drive	383,956	261,096	—	645,052	8	$14,065	89.5%	89.5%
9704, 9708, 9712, and 9714 Medical Center Drive	214,725	—	—	214,725	4	7,862	100.0	100.0
1330 Piccard Drive	131,511	—	—	131,511	1	3,719	100.0	100.0
9605 Medical Center Drive	115,691	—	—	115,691	1	3,163	85.8	85.8
1500 and 1550 East Gude Drive	90,489	—	—	90,489	2	620	28.1	28.1
14920 and 15010 Broschart Road	86,703	—	—	86,703	2	2,283	100.0	100.0
1405 Research Boulevard	72,170	—	—	72,170	1	2,423	100.0	100.0
5 Research Place	63,852	—	—	63,852	1	2,743	100.0	100.0
5 Research Court	51,520	—	—	51,520	1	1,788	100.0	100.0
9920 Belward Campus Drive	51,181	—	—	51,181	1	1,687	100.0	100.0
12301 Parklawn Drive	49,185	—	—	49,185	1	1,329	100.0	100.0
Rockville	1,310,983	261,096	—	1,572,079	23	41,682	90.7	90.7
Gaithersburg
Alexandria Technology Center® – Gaithersburg I	613,438	—	—	613,438	9	15,485	93.8	93.8
9, 25, 35, 45, 50, and 55 West Watkins Mill Road and 910, 930, and 940 Clopper Road
Alexandria Technology Center® – Gaithersburg II	294,087	—	20,998	315,085	6	7,702	99.2	92.6
704 Quince Orchard Road(1), 708 Quince Orchard Road, and 19, 20, 21, and 22 Firstfield Road
401 Professional Drive	63,154	—	—	63,154	1	1,593	91.0	91.0
950 Wind River Lane	50,000	—	—	50,000	1	1,004	100.0	100.0
620 Professional Drive	27,950	—	—	27,950	1	1,191	100.0	100.0
Gaithersburg	1,048,629	—	20,998	1,069,627	18	26,975	95.6	93.8
Beltsville
8000/9000/10000 Virginia Manor Road	191,884	—	—	191,884	1	2,618	98.4	98.4
Northern Virginia
14225 Newbrook Drive	248,186	—	—	248,186	1	5,138	100.0	100.0
Maryland	2,799,682	261,096	20,998	3,081,776	43	$76,413	93.9%	93.2%
	(1)We own a partial interest in this property through a real estate joint venture. Refer to “Joint venture financial information” of this Supplemental Information for additional details.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	34

Property Listing (continued)
June 30, 2020
(Dollars in thousands)

Market / Submarket / Address	RSF				Number of Properties	Annual Rental Revenue	Occupancy Percentage

							Operating	Operating and Redevelopment
	Operating	Development	Redevelopment	Total

Research Triangle
Research Triangle
Alexandria Center® for AgTech, Phase I – Research Triangle	180,400	160,000	—	340,400	2	$5,491	95.2%	95.2%
5 Laboratory Drive
Alexandria Technology Center® – Alston	186,870	—	—	186,870	3	3,850	93.7	93.7
100, 800, and 801 Capitola Drive
108/110/112/114 TW Alexander Drive	158,417	—	—	158,417	1	4,681	100.0	100.0
Alexandria Innovation Center® – Research Triangle	136,455	—	—	136,455	3	4,010	98.0	98.0
7010, 7020, and 7030 Kit Creek Road
6 Davis Drive	100,000	—	—	100,000	1	2,126	98.4	98.4
7 Triangle Drive	96,626	—	—	96,626	1	3,156	100.0	100.0
2525 East NC Highway 54	82,996	—	—	82,996	1	3,651	100.0	100.0
407 Davis Drive	81,956	—	—	81,956	1	1,644	100.0	100.0
601 Keystone Park Drive	77,395	—	—	77,395	1	1,410	100.0	100.0
6040 George Watts Hill Drive	61,547	—	—	61,547	1	2,148	100.0	100.0
5 Triangle Drive	32,120	—	—	32,120	1	479	54.2	54.2
6101 Quadrangle Drive	30,122	—	—	30,122	1	540	100.0	100.0
Research Triangle	1,224,904	160,000	—	1,384,904	17	33,186	96.8	96.8

Canada	256,967	—	—	256,967	3	5,717	90.0	90.0

Non-cluster markets	354,879	—	—	354,879	11	9,508	70.8	70.8

North America, excluding properties held for sale	28,616,684	1,561,981	778,472	30,957,137	301	1,342,446	94.8%	92.3%

Properties held for sale	184,621	—	—	184,621	3	942	20.3%	20.3%

Total – North America	28,801,305	1,561,981	778,472	31,141,758	304	$1,343,388

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	35

Investments in Real Estate
June 30, 2020
(Dollars in thousands)

        Our initial 2020 guidance issued on December 3, 2019, for our 2020 construction spending guidance ranges from $1.55 billion to $1.65 billion and reflected a strong outlook for 2020, including continued strong demand for our value-creation development and redevelopment projects.

Our guidance issued on April 27, 2020, reduced the midpoint our 2020 forecasted construction spend guidance from $1.6 billion to $960.0 million. A significant portion of our historical annual construction spend forecast included amounts related to future development projects with no aboveground vertical construction and not committed to a specific tenant. This reduction in our 2020 construction spend guidance was deemed necessary to focus primarily on projects that were partially or fully leased due to the dislocation of capital and other markets caused by COVID-19, including the overall macro and capital market environments.

To address the continuing tenant demand for our development and redevelopment pipeline and existing and anticipated attractive acquisition opportunities, we increased the midpoint our 2020 construction spending guidance range from $960.0 million to $1.35 billion, which is closer to our initial forecast for 2020.

As of July 27, 2020, construction activities were in process at all of our active construction projects with no further delays due to the temporary mandates issued by state or local ordinances arising from the COVID-19 pandemic. Construction workers continue to observe social distancing and follow rules that restrict gatherings of large groups of people in close proximity, as well as adhere to other appropriate measures that may slow the pace of construction.

Importantly, upon improvement of market conditions, we have the option, on a project-by-project basis, to address demand for our development and redevelopment projects.

		Development and Redevelopment
	Operating	Under Construction	Near Term	Intermediate Term	Future	Subtotal	Total
Investments in real estate
Book value as of June 30, 2020(1)	$16,283,753	$1,290,966	$539,568	$722,317	$382,015	$2,934,866	$19,218,619

Square footage
Operating	28,801,305	—	—	—	—	—	28,801,305
New Class A development and redevelopment properties	—	2,340,453	2,144,353	5,435,186	6,124,302	16,044,294	16,044,294
Value-creation square feet currently included in rental properties(2)	—	—	—	(975,060)	(846,550)	(1,821,610)	(1,821,610)
Total square footage	28,801,305	2,340,453	2,144,353	4,460,126	5,277,752	14,222,684	43,023,989

(1)Balances exclude our share of the cost basis associated with our unconsolidated properties, which is classified as investments in unconsolidated real estate joint ventures in our consolidated balance sheets.
(2)Refer to “Investments in real estate” in the “Definitions and reconciliations” of this Supplemental Information for additional details on value-creation square feet currently included in rental properties.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	36

New Class A Development and Redevelopment Properties: Current Projects
June 30, 2020

The Arsenal on the Charles	945 Market Street	201 Haskins Way
Greater Boston/ Cambridge/Inner Suburbs	San Francisco/Mission Bay/SoMa	San Francisco/South San Francisco
205,690 RSF	255,765 RSF	315,000 RSF

Alexandria District for Science and Technology	3160 Porter Drive	Alexandria Center® – Long Island City
San Francisco/Greater Stanford	San Francisco/Greater Stanford	New York City/New York City
526,178 RSF	92,147 RSF	140,098 RSF

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	37

New Class A Development and Redevelopment Properties: Current Projects (continued)
June 30, 2020

9880 Campus Point Drive and 4150 Campus Point Court	9877 Waples Street	1165 Eastlake Avenue East
San Diego/University Town Center	San Diego/Sorrento Mesa	Seattle/Lake Union
199,621 RSF	63,774 RSF	100,086 RSF

9804 Medical Center Drive	9950 Medical Center Drive	Alexandria Center® for AgTech
Maryland/Rockville	Maryland/Rockville	Research Triangle/Research Triangle
176,832 RSF	84,264 RSF	160,000 RSF

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	38

New Class A Development and Redevelopment Properties: Current Projects (continued)
June 30, 2020

Property/Market/Submarket		Square Footage				Percentage
	Dev/Redev	In Service		CIP	Total	Leased	Leased/Negotiating	Initial Occupancy(1)
Developments and redevelopments under construction
The Arsenal on the Charles/Greater Boston/Cambridge/Inner Suburbs	Redev	630,598	(2)	205,690	836,288	75%	89%	2021
945 Market Street/San Francisco/Mission Bay/SoMa	Redev	—		255,765	255,765	—	—	2020 (3)
201 Haskins Way/San Francisco/South San Francisco	Dev	—		315,000	315,000	33	33	4Q20-1Q21
Alexandria District for Science and Technology/San Francisco/Greater Stanford	Dev	—		526,178	526,178	59	59	4Q20-1Q21
3160 Porter Drive/San Francisco/Greater Stanford	Redev	—		92,147	92,147	20	20	1H21
Alexandria Center® – Long Island City/New York City/New York City	Redev	36,661		140,098	176,759	21	28	4Q20-1Q21
9880 Campus Point Drive and 4150 Campus Point Court/San Diego/ University Town Center(4)	Dev	69,481		199,621	269,102	89	91	4Q19
9877 Waples Street/Sorrento Mesa/San Diego	Redev	—		63,774	63,774	100	100	2021
1165 Eastlake Avenue East/Seattle/Lake Union	Dev	—		100,086	100,086	100	100	4Q20-1Q21
9804 Medical Center Drive/Maryland/Rockville	Dev	—		176,832	176,832	100	100	2H20
9950 Medical Center Drive/Maryland/Rockville	Dev	—		84,264	84,264	100	100	2H20
704 Quince Orchard Road/Maryland/Gaithersburg(5)	Redev	59,034		20,998	80,032	90	90	4Q18
Alexandria Center® for AgTech/Research Triangle/Research Triangle(6)	Dev	180,400		160,000	340,400	50	50	2021
Total		976,174		2,340,453	3,316,627	61%	65%

(1)Initial occupancy dates are subject to leasing and/or market conditions. Construction disruptions resulting from COVID-19 and observance of social distancing measures may further impact construction and occupancy forecasts and will continue to be monitored closely. Multi-tenant projects may have occupancy by tenants over a period of time. Stabilized occupancy may vary depending on single tenancy versus multi-tenancy.
(2)We expect to redevelop an additional 154,855 RSF of an office space (acquired lease with space in operating RSF) into office/laboratory space upon expiration of the existing leases in the third quarter of 2020 and the first quarter of 2021.
(3)Various options are under evaluation for this property, including ongoing discussion with a company interested in this property. We expect to update the initial occupancy date later this year.
(4)Refer to footnote 2 on the next page.
(5)704 Quince Orchard Road is an unconsolidated real estate joint venture. RSF represents 100%.
(6)The new strategic collaborative agtech campus consists of Phase I at 5 Laboratory Drive, including campus amenities, and Phase II at 9 Laboratory Drive.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	39

New Class A Development and Redevelopment Properties: Current Projects (continued)

June 30, 2020
(Dollars in thousands)

	Our Ownership Interest					Unlevered Yields
Property/Market/Submarket		In Service	CIP	Cost to Complete	Total at Completion	Initial Stabilized		Initial Stabilized (Cash Basis)

Developments and redevelopments under construction
The Arsenal on the Charles/Greater Boston/Cambridge/Inner Suburbs	100.0%	$428,539	$109,107	TBD
945 Market Street/San Francisco/Mission Bay/SoMa	99.5%	—	197,330
201 Haskins Way/San Francisco/South San Francisco	100.0%	—	211,100	$102,900	$314,000	6.6%		6.5%
Alexandria District for Science and Technology/San Francisco/Greater Stanford	100.0%	—	368,998	$220,002	$589,000	6.4%		6.1%
3160 Porter Drive/San Francisco/Greater Stanford	100.0%	—	39,264	TBD
Alexandria Center® – Long Island City/New York City/New York City	100.0%	16,549	98,263	$69,488	$184,300	5.5%		5.6%
9880 Campus Point Drive and 4150 Campus Point Court/San Diego/ University Town Center(1)	(1)	78,429	58,269	$118,302	$255,000	6.3%	(2)	6.4%	(2)
9877 Waples Street/Sorrento Mesa/San Diego	100.0%	—	17,064	$12,136	$29,200	8.6%		7.9%
1165 Eastlake Avenue East/Seattle/Lake Union	100.0%	—	75,486	$62,514	$138,000	6.5%	(3)	6.3%	(3)
9804 Medical Center Drive/Maryland/Rockville	100.0%	—	55,498	$39,902	$95,400	7.7%		7.2%
9950 Medical Center Drive/Maryland/Rockville	100.0%	—	34,340	$19,960	$54,300	7.3%		6.8%
Alexandria Center® for AgTech/Research Triangle/Research Triangle	100.0%	86,015	26,247	TBD
Consolidated projects		609,532	1,290,966
704 Quince Orchard Road/Maryland/Gaithersburg(4)	56.8%	8,599	2,825	$1,876	$13,300	8.9%		8.8%
Total		$618,131	$1,293,791

(1)Refer to “Joint venture financial information” in the “Definitions and reconciliations” of this Supplemental Information for additional details.
(2)Represents a two-phase development project as follows:
•Initial phase represents 9880 Campus Point Drive, a 98,000 RSF project to develop Alexandria GradLabs™, a highly flexible, first-of-its-kind life science platform designed to provide post-seed-stage life science companies with turnkey, fully furnished office/laboratory suites and an accelerated, scalable path for growth. As of June 30, 2020, 199,621 RSF and 69,481 RSF are classified in construction in process and in-service, respectively. The R&D building located at 9880 Campus Point Drive was demolished and as of June 30, 2020, continues to be included in our same property performance results. Refer to “Same property comparisons” in the “Definitions and reconciliations” of this Supplemental Information for additional details.
•Subsequent phase represents 4150 Campus Point Court, a 171,102 RSF, 100% leased project undergoing pre-construction, and we expect to commence vertical construction in 1Q21, with occupancy expected in 2022.
•Project costs represent development costs for 9880 Campus Point Drive and 4150 Campus Point Court. Unlevered yields represent expected aggregate returns for Campus Pointe by Alexandria, including 9880, 10290, and 10300 Campus Point Drive and 4150 Campus Point Court.
(3)Unlevered yields represent anticipated aggregate returns for 1165 Eastlake Avenue, an amenity-rich research headquarters for Adaptive Biotechnologies Corporation, and 1208 Eastlake Avenue, an adjacent multi-tenant office/laboratory building.
(4)704 Quince Orchard Road is an unconsolidated real estate joint venture. Cost and yield amounts represent our share.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	40

New Class A Development and Redevelopment Properties: Summary of Pipeline
June 30, 2020
(Dollars in thousands)

Property/Submarket	Our Ownership Interest	Book Value	Square Footage
			Development and Redevelopment
			Under Construction	Near Term		Intermediate Term		Future		Total

Greater Boston
The Arsenal on the Charles/Cambridge/Inner Suburbs	100%	$126,156	205,690	—		—		200,000		405,690
15 Necco Street/Seaport Innovation District	98.2%	179,347	—	293,000		—		—		293,000
215 Presidential Way/Route 128	100%	6,613	—	112,000		—		—		112,000
325 Binney Street/Cambridge	100%	116,712	—	—		402,000		—		402,000
99 A Street/Seaport Innovation District	95.9%	42,959	—	—		235,000		—		235,000
10 Necco Street/Seaport Innovation District	100%	88,365	—	—		175,000		—		175,000
Alexandria Technology Square®/Cambridge	100%	7,881	—	—		—		100,000		100,000
100 Tech Drive/Route 128	100%	—	—	—		—		300,000		300,000
231 Second Avenue/Route 128	100%	1,093	—	—		—		32,000		32,000
Other value-creation projects	100%	9,587	—	—		—		16,955		16,955
		578,713	205,690	405,000		812,000		648,955		2,071,645
San Francisco
201 Haskins Way/South San Francisco	100%	211,100	315,000	—		—		—		315,000
Alexandria District for Science and Technology/Greater Stanford	100%	611,255	526,178	—		587,000	(1)	700,000	(1)	1,813,178
945 Market Street/Mission Bay/SoMa	99.5%	197,330	255,765	—		—		—		255,765
3160 Porter Drive/Greater Stanford	100%	39,264	92,147	—		—		—		92,147
88 Bluxome Street/Mission Bay/SoMa	100%	256,334	—	1,070,925	(2)	—		—		1,070,925
Alexandria Technology Center® – Gateway/South San Francisco	45.0%	44,025	—	217,000		300,010	(1)	291,000		808,010
505 Brannan Street, Phase II/Mission Bay/SoMa	99.7%	18,770	—	—		165,000		—		165,000
3825 and 3875 Fabian Way/Greater Stanford	100%	—		—		250,000	(1)	228,000	(1)	478,000
East Grand Avenue/South San Francisco	100%	6,112	—	—		—		90,000		90,000
Other value-creation projects	100%	44,096	—	—		191,000		25,000		216,000
		$1,428,286	1,189,090	1,287,925		1,493,010		1,334,000		5,304,025

(1)Represents total square footage upon completion of development or redevelopment of a new Class A property. Square footage presented includes RSF of buildings currently in operation at properties that also have inherent future development opportunities, with the intent to demolish the existing property upon expiration of the existing in-place leases and commencement of future construction. Refer to “Definitions and reconciliations” of this Supplemental Information for additional details on value-creation square feet currently included in rental properties.
(2)Includes 488,899 RSF pre-leased to Pinterest, Inc., for which we expect demolition of the existing building to commence in January 2021.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	41

New Class A Development and Redevelopment Properties: Summary of Pipeline (continued)
June 30, 2020
(Dollars in thousands)

Property/Submarket	Our Ownership Interest	Book Value	Square Footage
			Development and Redevelopment
			Under Construction	Near Term		Intermediate Term		Future		Total

New York City
Alexandria Center® – Long Island City/New York City	100%	$98,263	140,098	—		—		—		140,098
Alexandria Center® for Life Science – New York City/New York City	100%	42,157	—	—		550,000	(1)	—		550,000
47-50 30th Street/New York City	100%	28,497	—	—		135,938		—		135,938
219 East 42nd Street/New York City	100%	—	—	—		—		579,947	(2)	579,947
		168,917	140,098	—		685,938		579,947		1,405,983
San Diego
Campus Pointe by Alexandria/University Town Center	(3)	111,126	199,621	—		390,164	(4)	359,281	(4)	949,066
9877 Waples Street/Sorrento Mesa	100%	17,064	63,774	—		—		—		63,774
3115 Merryfield Row/Torrey Pines	100%	49,409	—	125,000		—		—		125,000
SD Tech by Alexandria/Sorrento Mesa	(3)	47,444	—	176,428	(5)	190,074		388,000		754,502
10931 and 10933 Torrey Pines Road/Torrey Pines	100%	—	—	—		242,000	(4)	—		242,000
University District/University Town Center	100%	51,559	—	—		600,000	(4)(6)	—		600,000
Townsgate by Alexandria/Del Mar Heights	100%	21,735	—	—		185,000		—		185,000
5200 Illumina Way/University Town Center	51%	12,302	—	—		—		451,832		451,832
Vista Wateridge/Sorrento Mesa	100%	4,175	—	—		—		163,000		163,000
4045 and 4075 Sorrento Valley Boulevard/Sorrento Valley	100%	7,668	—	—		—		149,000	(4)	149,000
Other value-creation projects	100%	—	—	—		—		50,000		50,000
		322,482	263,395	301,428		1,607,238		1,561,113		3,733,174
Seattle
1165 Eastlake Avenue East/Lake Union	100%	75,486	100,086	—		—		—		100,086
1150 Eastlake Avenue East/Lake Union	100%	41,687	—	—		260,000		—		260,000
701 Dexter Avenue North/Lake Union	100%	47,081	—	—		217,000		—		217,000
601 Dexter Avenue North/Lake Union	100%	33,787	—	—		—		188,400	(4)	188,400
Other value-creation projects	100%	53,877	—	—		—		579,825		579,825
		$251,918	100,086	—		477,000		768,225		1,345,311

(1)We have been negotiating a long-term ground lease for the future site of a new building approximating 550,000 RSF. Beginning in March 2020, due to the impacts of COVID-19 on New York City, the City has been using the site as a temporary morgue. The use of this site by the City has resulted in delays to deadlines for both ground lease negotiations and ultimately the timing to commence and complete key milestone construction dates.
(2)Includes 349,947 RSF in operation with an opportunity to either convert the existing office space into office/laboratory space through future redevelopment or to expand the building by an additional 230,000 RSF through ground-up development. The building is currently occupied by Pfizer Inc. with a remaining lease term of approximately five years.
(3)Refer to “Joint venture financial information” of this Supplemental Information for additional details on our ownership interest.
(4)Represents total square footage upon completion of development of a new Class A property. Square footage presented includes RSF of buildings currently in operation at properties that also have inherent future development opportunities. We intend to demolish the existing property upon expiration of the existing in-place leases and commencement of future construction. Refer to “Definitions and reconciliations” of this Supplemental Information for additional details on value-creation square feet currently included in rental properties.
(5)During the three months ended June 30, 2020, we pre-leased 59% of this project and expect to commence construction over the next six to eight months.
(6)Includes our recently acquired project at 4555 Executive Drive and 9363 and 9393 Towne Centre Drive in our University Town Center submarket, which are currently under evaluation for development, subject to future market conditions.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	42

New Class A Development and Redevelopment Properties: Summary of Pipeline (continued)
June 30, 2020
(Dollars in thousands)

Property/Submarket	Our Ownership Interest	Book Value		Square Footage
				Development and Redevelopment
				Under Construction	Near Term	Intermediate Term	Future	Total

Maryland
704 Quince Orchard Road/Gaithersburg	56.8%	$—	(1)	20,998	—	—	—	20,998
9804 and 9800 Medical Center Drive/Rockville	100.0%	56,905		176,832	—	—	64,000	240,832
9950 Medical Center Drive/Rockville	100.0%	34,340		84,264	—	—	—	84,264
14200 Shady Grove Road/Rockville	100.0%	27,285		—	—	290,000	145,000	435,000
		118,530		282,094	—	290,000	209,000	781,094
Research Triangle
Alexandria Center® for AgTech, Phase II/Research Triangle	100%	26,247		160,000	—	—	—	160,000
8 Davis Drive/Research Triangle	100%	15,985		—	150,000	70,000	—	220,000
6 Davis Drive/Research Triangle	100%	15,761		—	—	—	800,000	800,000
Other value-creation projects	100%	4,185		—	—	—	76,262	76,262
		62,178		160,000	150,000	70,000	876,262	1,256,262
Other value-creation projects	100%	3,842		—	—	—	146,800	146,800
Total		2,934,866		2,340,453	2,144,353	5,435,186	6,124,302	16,044,294	(2)

Key pending acquisition
Mercer Mega Block/Lake Union	(3)	(3)		—	—	—	800,000	800,000
		—		—	—	—	800,000	800,000
		$2,934,866		2,340,453	2,144,353	5,435,186	6,924,302	16,844,294

(1)This property is held by an unconsolidated real estate joint venture. Refer to “Joint venture financial information” of this Supplemental Information for additional details on our ownership interest.
(2)Total square footage includes 1,821,610 RSF of buildings currently in operation that will be redeveloped or replaced with new development RSF upon commencement of future construction. Refer to “Definitions and reconciliations” of this Supplemental Information for additional details on value-creation square feet currently included in rental properties.
(3)Refer to “Acquisitions” in our Earnings Press Release for additional details.

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Construction Spending
June 30, 2020
(Dollars in thousands, except per RSF amounts)

Six Months Ended
Construction Spending	June 30, 2020
Additions to real estate – consolidated projects	$725,742
Investments in unconsolidated real estate joint ventures	2,861
Contributions from noncontrolling interests	(5,704)
Construction spending (cash basis)	722,899
Change in accrued construction	(56,497)
Construction spending for the six months ended June 30, 2020	666,402
Projected construction spending for the six months ending December 31, 2020	683,598
Guidance midpoint	$1,350,000

Year Ending
Projected Construction Spending	December 31, 2020
Development, redevelopment, and pre-construction projects	$1,170,000
Contributions from noncontrolling interests (consolidated real estate joint ventures)	(20,000)
Revenue-enhancing and repositioning capital expenditures	144,000
Non-revenue-enhancing capital expenditures	56,000
Guidance midpoint	$1,350,000

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Joint Venture Financial Information
June 30, 2020
(Dollars in thousands)

Consolidated Real Estate Joint Ventures		Unconsolidated Real Estate Joint Ventures
Property/Market/Submarket	Noncontrolling Interest Share(1)	Property/Market/Submarket	Our Ownership Share(2)
225 Binney Street/Greater Boston/Cambridge	70.0%	1655 and 1725 Third Street/San Francisco/Mission Bay/SoMa	10.0%
75/125 Binney Street/Greater Boston/Cambridge	60.0%	Menlo Gateway/San Francisco/Greater Stanford	49.0%
409 and 499 Illinois Street/San Francisco/Mission Bay/SoMa	40.0%	704 Quince Orchard Road/Maryland/Gaithersburg	56.8%	(3)
1500 Owens Street/San Francisco/Mission Bay/SoMa	49.9%
Alexandria Technology Center® – Gateway/San Francisco/South San Francisco(4)	55.0%
500 Forbes Boulevard/San Francisco/South San Francisco	90.0%
Campus Pointe by Alexandria/San Diego/University Town Center(5)	45.0%
5200 Illumina Way/San Diego/University Town Center	49.0%
9625 Towne Centre Drive/San Diego/University Town Center	49.9%
SD Tech by Alexandria/San Diego/Sorrento Mesa(6)	50.0%

(1)In addition to the consolidated real estate joint ventures listed, various partners hold insignificant noncontrolling interests in six other joint ventures in North America.
(2)In addition to the unconsolidated real estate joint ventures listed, we hold an interest in two other insignificant unconsolidated real estate joint ventures in North America.
(3)Represents our ownership interest; our voting interest is limited to 50%.
(4)Excludes 600, 630, 650, 901, and 951 Gateway Boulevard in our South San Francisco submarket. Noncontrolling interest share is anticipated to be 49% as we make further contributions over time.
(5)Excludes 9880 Campus Point Drive in our University Town Center submarket.
(6)Excludes 5505 Morehouse Drive in our Sorrento Mesa submarket.

	As of June 30, 2020
	Noncontrolling Interest Share of Consolidated Real Estate JVs	Our Share of Unconsolidated Real Estate JVs
Investments in real estate	$1,491,601	$459,843
Cash, cash equivalents, and restricted cash	48,327	9,338
Other assets	168,342	49,503
Secured notes payable (refer to page 49)	—	(186,254)
Other liabilities	(70,734)	(5,572)
Redeemable noncontrolling interests	(12,122)	—
	$1,625,414	$326,858

	Noncontrolling Interest Share of Consolidated Real Estate JVs		Our Share of Unconsolidated Real Estate JVs
	June 30, 2020		June 30, 2020
	Three Months Ended	Six Months Ended	Three Months Ended	Six Months Ended
Total revenues	$39,869	$77,646	$10,011	$20,655
Rental operations	(10,302)	(20,397)	(1,199)	(2,617)
	29,567	57,249	8,812	18,038
General and administrative	(102)	(219)	(50)	(134)
Interest	—	—	(2,011)	(3,982)
Depreciation and amortization	(15,775)	(31,645)	(2,858)	(5,501)
Impairment of real estate	—	—	—	(7,644)
Fixed returns allocated to redeemable noncontrolling interests(1)	217	435	—	—
	$13,907	$25,820	$3,893	$777

Straight-line rent and below-market lease revenue	$1,274	$3,236	$5,698	$11,551
Funds from operations(2)	$29,682	$57,465	$6,751	$13,922

(1)Represents an allocation of joint venture earnings to redeemable noncontrolling interests primarily in one property in our South San Francisco submarket. These redeemable noncontrolling interests earn a fixed return on their investment rather than participate in the operating results of the property.
(2)Refer to “Funds from operations and funds from operations per share” in our Earnings Press Release and “Funds from operations and funds from operations, as adjusted, attributable to Alexandria’s common stockholders” in “Definitions and reconciliations” in this Supplemental Information for the definition and reconciliation from the most directly comparable GAAP measure.

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	45

Investments
June 30, 2020
(Dollars in thousands)

        We present our equity investments at fair value whenever fair value or net asset value (“NAV”) is readily available. Adjustments for our limited partnership investments represent changes in reported NAV as a practical expedient to estimate fair value. For investments without readily available fair values, we adjust the carrying amount whenever such investments have an observable price change, and further adjustments are not made until another price change, if any, is observed. Refer to “Investments” in the “Definitions and reconciliations” of this Supplemental Information for additional details.

	June 30, 2020
	Three Months Ended		Six Months Ended		Year Ended December 31, 2019
Realized gains	$13,005	(1)	$8,328	(1)	$33,158	(2)
Unrealized gains	171,652		154,508		161,489
Investment income	$184,657		$162,836		$194,647

Investments	Cost		Unrealized Gains		Carrying Amount
Fair value:
Publicly traded companies	$159,129		$262,841	(3)	$421,970
Entities that report NAV	302,954		218,602		521,556

Entities that do not report NAV:
Entities with observable price changes	48,565		74,708		123,273
Entities without observable price changes	251,666		—		251,666
June 30, 2020	$762,314	(4)	$556,151		$1,318,465

March 31, 2020	$738,983		$384,499		$1,123,482

(1)Includes realized gains for the three and six months ended June 30, 2020, of $17.7 million and $32.8 million, respectively, and impairments related to investments in privately held entities that do not report NAV of $4.7 million and $24.5 million, respectively.
(2)Includes realized gains of $50.3 million and impairments related to investments in privately held entities that do not report NAV of $17.1 million for the year ended December 31, 2019.
(3)Includes gross unrealized gains and losses of $279.7 million and $16.9 million, respectively, as of June 30, 2020.
(4)Represents 3.3% of gross assets as of June 30, 2020.

Public/Private Mix (Cost)

Tenant/Non-Tenant Mix (Cost)

Alexandria Real Estate Equities, Inc. All Rights Reserved. © 2020	46

Key Credit Metrics
June 30, 2020

Liquidity		Significant Availability on Unsecured Senior Lines of Credit
		(in millions)
$4.2B

(in millions)
Availability under our unsecured senior lines of credit	$2,510
Outstanding forward equity sales agreements(1)	520
Cash, cash equivalents, and restricted cash	242
Investments in publicly traded companies	422
Liquidity as of June 30, 2020	3,694
Outstanding forward equity sales agreements(2)	532
Total	$4,226

Net Debt and Preferred Stock to Adjusted EBITDA(4)		Fixed-Charge Coverage Ratio(4)

(1)Represents expected net proceeds from the future settlement of the remaining 3.5 million shares outstanding under our January 2020 forward equity sales agreements.
(2)Represents expected net proceeds from the future settlement of 6.9 million shares outstanding under our July 2020 forward equity sales agreements, net of the reduction in availability for borrowing under our $750 million unsecured senior line of credit. Pursuant to the terms of the $750 million unsecured senior line of credit agreement, the outstanding commitments will be reduced in the future by 50% of the net proceeds from any equity offerings entered into subsequent to the execution of this line of credit in April 2020. As of July 27, 2020, none of our forward equity sales agreements entered into in July 2020 have been settled.
(3)Total outstanding availability on our unsecured senior lines of credit reduced by the expected net proceeds from the future settlement of 6.9 million shares outstanding under our July 2020 forward equity sales agreements.
(4)Quarter annualized.

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Summary of Debt
June 30, 2020

Debt maturities chart
(In millions)

Weighted-Average Remaining Term of 9.9 Years

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Summary of Debt (continued)
June 30, 2020
(Dollars in thousands)

Fixed-rate and variable-rate debt	Fixed-Rate Debt	Variable-Rate Debt	Total	Percentage	Weighted-Average
					Interest Rate(1)	Remaining Term (in years)

Secured notes payable	$344,784	$—	$344,784	4.6%	3.57%	3.5
Unsecured senior notes payable	6,738,486	—	6,738,486	89.6	4.10	10.6
Unsecured senior lines of credit(2)	—	440,000	440,000	5.8	1.33	3.6
Total/weighted average	$7,083,270	$440,000	$7,523,270	100.0%	3.91%	9.9
Percentage of total debt	94%	6%	100%

(1)Represents the weighted-average interest rate as of the end of the applicable period, including expense/income related to the amortization of loan fees, amortization of debt premiums (discounts), and other bank fees.
(2)Includes our commercial paper program, which had no outstanding balance as of June 30, 2020.

Debt covenants	Unsecured Senior Notes Payable		Unsecured Senior Lines of Credit
Debt Covenant Ratios(1)	Requirement	June 30, 2020	Requirement	June 30, 2020
Total Debt to Total Assets	≤ 60%	34%	≤ 60.0%	30.7%
Secured Debt to Total Assets	≤ 40%	2%	≤ 45.0%	1.4%
Consolidated EBITDA to Interest Expense	≥ 1.5x	6.9x	≥ 1.50x	3.77x
Unencumbered Total Asset Value to Unsecured Debt	≥ 150%	273%	N/A	N/A
Unsecured Interest Coverage Ratio	N/A	N/A	≥ 1.75x	5.98x

(1)All covenant ratio titles utilize terms as defined in the respective debt and credit agreements. EBITDA is not calculated pursuant to the definition set forth by the SEC in Exchange Act Release No. 47226.

Unconsolidated real estate joint ventures’ debt
Unconsolidated Joint Venture	Our Share	Maturity Date	Stated Rate	Interest Rate(1)	100% at JV Level Debt Balance(2)
704 Quince Orchard Road	56.8%	3/16/23	L+1.95%	2.40%	$11,602
1655 and 1725 Third Street	10.0%	3/10/25	4.50%	4.57%	598,020
Menlo Gateway, Phase II	49.0%	5/1/35	4.53%	4.59%	106,580
Menlo Gateway, Phase I	49.0%	8/10/35	4.15%	4.18%	140,843
					$857,045

(1)Includes interest expense and amortization of loan fees.
(2)Represents outstanding principal, net of unamortized deferred financing costs, as of June 30, 2020.

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Summary of Debt (continued)
June 30, 2020
(Dollars in thousands)

Debt	Stated Rate	Interest Rate(1)		Maturity Date(2)	Principal Payments Remaining for the Periods Ending December 31,						Principal	Unamortized (Deferred Financing Cost), (Discount)/Premium	Total
					2020	2021	2022	2023	2024	Thereafter
Secured notes payable
San Diego	4.66%	4.90%		1/1/23	$893	$1,852	$1,942	$26,259	$—	$—	$30,946	$(164)	$30,782
Greater Boston	3.93%	3.19		3/10/23	790	1,628	1,693	74,517	—	—	78,628	1,503	80,131
Greater Boston	4.82%	3.40		2/6/24	1,623	3,394	3,564	3,742	183,527	—	195,850	9,688	205,538
San Francisco	4.14%	4.42		7/1/26	—	—	—	—	—	28,200	28,200	(595)	27,605
San Francisco	6.50%	6.50		7/1/36	25	26	28	30	32	587	728	—	728
Secured debt weighted-average interest rate/subtotal	4.55%	3.57			3,331	6,900	7,227	104,548	183,559	28,787	334,352	10,432	344,784

Commercial paper program(3)	N/A	N/A	(3)	N/A	—	—	—	—	—	—	—	—	—
$750 million unsecured senior line of credit(4)	L+1.05%	N/A	(4)	4/14/22	—	—	—	—	—	—	—	—	—
$2.2 billion unsecured senior line of credit	L+0.825%	1.33		1/28/24	—	—	—	—	440,000	—	440,000	—	440,000
Unsecured senior notes payable	3.90%	4.04		6/15/23	—	—	—	500,000	—	—	500,000	(1,769)	498,231
Unsecured senior notes payable – green bond	4.00%	4.03		1/15/24	—	—	—	—	650,000	—	650,000	(449)	649,551
Unsecured senior notes payable	3.45%	3.62		4/30/25	—	—	—	—	—	600,000	600,000	(4,236)	595,764
Unsecured senior notes payable	4.30%	4.50		1/15/26	—	—	—	—	—	300,000	300,000	(2,704)	297,296
Unsecured senior notes payable – green bond	3.80%	3.96		4/15/26	—	—	—	—	—	350,000	350,000	(2,840)	347,160
Unsecured senior notes payable	3.95%	4.13		1/15/27	—	—	—	—	—	350,000	350,000	(3,308)	346,692
Unsecured senior notes payable	3.95%	4.07		1/15/28	—	—	—	—	—	425,000	425,000	(3,194)	421,806
Unsecured senior notes payable	4.50%	4.60		7/30/29	—	—	—	—	—	300,000	300,000	(2,017)	297,983
Unsecured senior notes payable	2.75%	2.87		12/15/29	—	—	—	—	—	400,000	400,000	(3,889)	396,111
Unsecured senior notes payable	4.70%	4.81		7/1/30	—	—	—	—	—	450,000	450,000	(3,719)	446,281
Unsecured senior notes payable	4.90%	5.05		12/15/30	—	—	—	—	—	700,000	700,000	(8,230)	691,770
Unsecured senior notes payable	3.38%	3.48		8/15/31	—	—	—	—	—	750,000	750,000	(7,212)	742,788
Unsecured senior notes payable	4.85%	4.93		4/15/49	—	—	—	—	—	300,000	300,000	(3,389)	296,611
Unsecured senior notes payable	4.00%	3.91		2/1/50	—	—	—	—	—	700,000	700,000	10,442	710,442
Unsecured debt weighted average/subtotal		3.93			—	—	—	500,000	1,090,000	5,625,000	7,215,000	(36,514)	7,178,486
Weighted-average interest rate/total		3.91%			$3,331	$6,900	$7,227	$604,548	$1,273,559	$5,653,787	$7,549,352	$(26,082)	$7,523,270

Balloon payments					$—	$—	$—	$600,487	$1,273,221	$5,653,200	$7,526,908	$—	$7,526,908
Principal amortization					3,331	6,900	7,227	4,061	338	587	22,444	(26,082)	(3,638)
Total debt					$3,331	$6,900	$7,227	$604,548	$1,273,559	$5,653,787	$7,549,352	$(26,082)	$7,523,270

Fixed-rate/hedged variable-rate debt					$3,331	$6,900	$7,227	$604,548	$833,559	$5,653,787	$7,109,352	$(26,082)	$7,083,270
Unhedged variable-rate debt					—	—	—	—	440,000	—	440,000	—	440,000
Total debt					$3,331	$6,900	$7,227	$604,548	$1,273,559	$5,653,787	$7,549,352	$(26,082)	$7,523,270

Weighted-average stated rate on maturing debt					N/A	N/A	N/A	3.94%	3.09%	4.01%

(1)Represents the weighted-average interest rate as of the end of the applicable period, including amortization of loan fees, amortization of debt premiums (discounts), and other bank fees.
(2)Reflects any extension options that we control.
(3)Under our commercial paper program, we have the ability to issue up to $1.0 billion. This program provides us with the ability to issue commercial paper notes bearing interest at short-term fixed rates, generally with a maturity of 30 days or less and with a maximum maturity of 397 days from the date of issuance. Borrowings under the program will be used to fund short-term capital needs and are backed by our $2.2 billion unsecured senior line of credit. In the event we are unable to issue commercial paper notes or refinance outstanding commercial paper notes under terms equal to or more favorable than those under the $2.2 billion unsecured senior line of credit, we expect to borrow under the $2.2 billion unsecured senior line of credit at L+0.825%. The commercial paper notes sold during the three months ended June 30, 2020, were issued at a weighted-average yield to maturity of 0.79%.
(4)During the three months ended June 30, 2020, we did not draw on our $750 million unsecured senior line of credit. Pursuant to the terms of the $750 million unsecured senior line of credit agreement, the outstanding commitments will be reduced by 100% of net proceeds from the issuance of new corporate debt and 50% of the net proceeds from the settlement of our forward equity sales agreements entered into in July 2020. As of July 27, 2020, none of our forward equity sales agreements entered into in July 2020 have been settled.

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Definitions and Reconciliations
June 30, 2020

This section contains additional details for sections throughout this Supplemental Information package and the accompanying Earnings Press Release, as well as explanations and reconciliations of certain non-GAAP financial measures and the reasons why we use these supplemental measures of performance and believe they provide useful information to investors. Additional detail can be found in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, as well as other documents filed with or furnished to the SEC from time to time.

Adjusted EBITDA and Adjusted EBITDA margin

The following table reconciles net income (loss) and revenues, the most directly comparable financial measures calculated and presented in accordance with GAAP, to Adjusted EBITDA and revenues, as adjusted, respectively:

	Three Months Ended
(Dollars in thousands)	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Net income (loss)	$243,561	$30,678	$216,053	$(36,003)	$87,179
Interest expense	45,014	45,739	45,493	46,203	42,879
Income taxes	1,406	1,341	1,269	887	890
Depreciation and amortization	168,027	175,496	140,518	135,570	134,437
Stock compensation expense	9,185	9,929	10,239	10,935	11,437
Loss on early extinguishment of debt	—	—	—	40,209	—
Gain on sales of real estate	—	—	(474)	—	—
Unrealized (gains) losses on non-real estate investments	(171,652)	17,144	(148,268)	70,043	(11,058)
Impairment of real estate	13,218	9,647	12,334	—	—
Impairment of non-real estate investments	4,702	19,780	9,991	7,133	—
Adjusted EBITDA	$313,461	$309,754	$287,155	$274,977	$265,764

Revenues	$436,956	$439,919	$408,114	$390,484	$373,856
Non-real estate investments – total realized gains (losses)	13,005	(4,677)	4,399	6,967	10,442
Impairment of non-real estate investments	4,702	19,780	9,991	7,133	—
Revenues, as adjusted	$454,663	$455,022	$422,504	$404,584	$384,298

Adjusted EBITDA margin	69%	68%	68%	68%	69%

        We use Adjusted EBITDA as a supplemental performance measure of our operations, for financial and operational decision-making, and as a supplemental means of evaluating period-to-period comparisons on a consistent basis. Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation, and amortization (“EBITDA”), excluding stock compensation expense, gains or losses on early extinguishment of debt, gains or losses on sales of real estate, and impairments of real estate. Adjusted EBITDA also excludes unrealized gains or losses and significant realized gains and impairments that result from our non-real estate investments. These non-real estate investment amounts are classified in our consolidated statements of operations outside of revenues.

        We believe Adjusted EBITDA provides investors with relevant and useful information as it allows investors to evaluate the operating performance of our business activities without having to account for differences recognized because of real estate and non-real estate investment and disposition decisions, financing decisions, capital structure, capital market transactions, and variances resulting from the volatility of market conditions outside of our control. For example, we exclude gains or losses on the early extinguishment of debt to allow investors to measure our performance independent of our indebtedness and capital structure. We believe that adjusting for the effects of impairments and gains or losses on sales of real estate, and significant impairments and significant gains on the sale of non-real estate investments allows investors to evaluate performance from period to period on a consistent basis without having to account for differences recognized because of real estate and non-real estate investment and disposition decisions. We believe that excluding charges related to stock compensation and unrealized gains or losses facilitates for investors a comparison of our business activities across periods without the volatility resulting from market forces outside of our control. Adjusted EBITDA has limitations as a measure of our performance. Adjusted EBITDA does not reflect our historical expenditures or future requirements for capital expenditures or contractual commitments. While Adjusted EBITDA is a relevant measure of performance, it does not represent net income (loss) or cash flows from operations calculated and presented in accordance with GAAP, and it should not be considered as an alternative to those indicators in evaluating performance or liquidity.

        Our calculation of Adjusted EBITDA margin divides Adjusted EBITDA by our revenues, as adjusted. We believe that revenues, as adjusted, provides a denominator for Adjusted EBITDA margin that is calculated on a basis more consistent with that of the Adjusted EBITDA numerator. Specifically, revenues, as adjusted, includes the same realized gains on, and impairments of, non-real estate investments that are included in the reconciliation of Adjusted EBITDA. We believe that the consistent application of results from our non-real estate investments to both the numerator and denominator of Adjusted EBITDA margin provides a more useful calculation for the comparison across periods.

Annual rental revenue

Annual rental revenue represents the annualized fixed base rental obligations, calculated in accordance with GAAP, for leases in effect as of the end of the period, related to our operating RSF. Annual rental revenue is presented using 100% of the annual rental revenue of our consolidated properties and our share of annual rental revenue for our unconsolidated real estate joint ventures. Annual rental revenue per RSF is computed by dividing annual rental revenue by the sum of 100% of the RSF of our consolidated properties and our share of the RSF of properties held in unconsolidated real estate joint ventures. As of June 30, 2020, approximately 93% of our leases (on an RSF basis) were triple net leases, which require tenants to pay substantially all real estate taxes, insurance, utilities, repairs and maintenance, common area expenses, and other operating expenses (including increases thereto) in addition to base rent. Annual rental revenue excludes these operating expenses recovered from our tenants. Amounts recovered from our tenants related to these operating expenses, along with base rent, are classified in income from rentals in our consolidated statements of operations.

Cash interest

        Cash interest is equal to interest expense calculated in accordance with GAAP plus capitalized interest, less amortization of loan fees and debt premiums (discounts). Refer to the definition of fixed-charge coverage ratio for a reconciliation of interest expense, the most directly comparable financial measure calculated and presented in accordance with GAAP, to cash interest.

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Definitions and Reconciliations (continued)
June 30, 2020

Class A properties and AAA locations

        Class A properties are properties clustered in AAA locations that provide innovative tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and inspire productivity, efficiency, creativity, and success. Class A properties generally command higher annual rental rates than other classes of similar properties.

        AAA locations are in close proximity to concentrations of specialized skills, knowledge, institutions, and related businesses. Such locations are generally characterized by high barriers to entry for new landlords, high barriers to exit for tenants, and a limited supply of available space.

Development, redevelopment, and pre-construction

        A key component of our business model is our disciplined allocation of capital to the development and redevelopment of new Class A properties, and property enhancements identified during the underwriting of certain acquired properties, located in collaborative life science, technology, and agtech campuses in AAA urban innovation clusters. These projects are generally focused on providing high-quality, generic, and reusable spaces that meet the real estate requirements of, and are reusable by, a wide range of tenants. Upon completion, each value-creation project is expected to generate a significant increase in rental income, net operating income, and cash flows. Our development and redevelopment projects are generally in locations that are highly desirable to high-quality entities, which we believe results in higher occupancy levels, longer lease terms, higher rental income, higher returns, and greater long-term asset value.

        Development projects generally consist of the ground-up development of generic and reusable facilities. Redevelopment projects consist of the permanent change in use of office, warehouse, and shell space into office/laboratory, tech office, or agtech space. We generally will not commence new development projects for aboveground construction of new Class A office/laboratory, tech office, and agtech space without first securing significant pre-leasing for such space, except when there is solid market demand for high-quality Class A properties.

        Pre-construction activities include entitlements, permitting, design, site work, and other activities preceding commencement of construction of aboveground building improvements. The advancement of pre-construction efforts is focused on reducing the time required to deliver projects to prospective tenants. These critical activities add significant value for future ground-up development and are required for the vertical construction of buildings. Ultimately, these projects will provide high-quality facilities and are expected to generate significant revenue and cash flows.

Development, redevelopment, and pre-construction spending also includes the following costs: (i) certain tenant improvements and renovations that will be reimbursed, (ii) amounts to bring certain acquired properties up to market standard and/or other costs identified during the acquisition process (generally within two years of acquisition), and (iii) permanent conversion of space for highly flexible, move-in-ready office/laboratory space to foster the growth of promising early- and growth-stage life science companies.

Revenue-enhancing and repositioning capital expenditures represent spending to reposition or significantly change the use of property, including through improvement in the asset quality from Class B to Class A.

Non-revenue-enhancing capital expenditures represent costs required to maintain the current revenues of a stabilized property, including the associated costs for renewed and re-leased space.
Dividend payout ratio (common stock)

Dividend payout ratio (common stock) is the ratio of the absolute dollar amount of dividends on our common stock (shares of common stock outstanding on the respective record dates multiplied by the related dividend per share) to funds from operations attributable to Alexandria’s common stockholders – diluted, as adjusted.

Dividend yield

Dividend yield for the quarter represents the annualized quarter dividend divided by the closing common stock price at the end of the quarter.

Fixed-charge coverage ratio

Fixed-charge coverage ratio is a non-GAAP financial measure representing the ratio of Adjusted EBITDA to fixed charges. We believe this ratio is useful to investors as a supplemental measure of our ability to satisfy fixed financing obligations and preferred stock dividends. Cash interest is equal to interest expense calculated in accordance with GAAP plus capitalized interest, less amortization of loan fees and debt premiums (discounts).

The following table reconciles interest expense, the most directly comparable financial measure calculated and presented in accordance with GAAP, to cash interest and fixed charges:

	Three Months Ended
(Dollars in thousands)	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Adjusted EBITDA	$313,461	$309,754	$287,155	$274,977	$265,764

Interest expense	$45,014	$45,739	$45,493	$46,203	$42,879
Capitalized interest	30,793	24,680	23,822	24,558	21,674
Amortization of loan fees	(2,737)	(2,247)	(2,241)	(2,251)	(2,380)
Amortization of debt premiums	888	888	907	1,287	782
Cash interest	73,958	69,060	67,981	69,797	62,955
Dividends on preferred stock	—	—	—	1,173	1,005
Fixed charges	$73,958	$69,060	$67,981	$70,970	$63,960

Fixed-charge coverage ratio:
– quarter annualized	4.2x	4.5x	4.2x	3.9x	4.2x
– trailing 12 months	4.2x	4.2x	4.2x	4.1x	4.2x

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Definitions and Reconciliations (continued)
June 30, 2020

Funds from operations and funds from operations, as adjusted, attributable to Alexandria’s common stockholders

        GAAP-basis accounting for real estate assets utilizes historical cost accounting and assumes that real estate values diminish over time. In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Nareit Board of Governors established funds from operations as an improved measurement tool. Since its introduction, funds from operations has become a widely used non-GAAP financial measure among equity REITs. We believe that funds from operations is helpful to investors as an additional measure of the performance of an equity REIT. Moreover, we believe that funds from operations, as adjusted, allows investors to compare our performance to the performance of other real estate companies on a consistent basis, without having to account for differences recognized because of real estate investment and disposition decisions, financing decisions, capital structure, capital market transactions, and variances resulting from the volatility of market conditions outside of our control. On January 1, 2019, we adopted standards established by the Nareit Board of Governors in its November 2018 White Paper (the “Nareit White Paper”) on a prospective basis. The Nareit White Paper defines funds from operations as net income (computed in accordance with GAAP), excluding gains or losses on sales of real estate, and impairments of real estate, plus depreciation and amortization of operating real estate assets, and after adjustments for our share of consolidated and unconsolidated partnerships and real estate joint ventures. Impairments represent the write-down of assets when fair value over the recoverability period is less than the carrying value due to changes in general market conditions and do not necessarily reflect the operating performance of the properties during the corresponding period.

        We compute funds from operations, as adjusted, as funds from operations calculated in accordance with the Nareit White Paper, excluding significant gains, losses, and impairments realized on non-real estate investments, unrealized gains or losses on non-real estate investments, gains or losses on early extinguishment of debt, gains or losses on early termination of interest rate hedge agreements, preferred stock redemption charges, deal costs, the income tax effect related to such items, and the amount of such items that is allocable to our unvested restricted stock awards. Neither funds from operations nor funds from operations, as adjusted, should be considered as alternatives to net income (determined in accordance with GAAP) as indications of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as measures of liquidity, nor are they indicative of the availability of funds for our cash needs, including our ability to make distributions.

        The following table reconciles net income to funds from operations for the share of consolidated real estate joint ventures attributable to noncontrolling interests and our share of unconsolidated real estate joint ventures:

	Noncontrolling Interest Share of Consolidated Real Estate JVs		Our Share of Unconsolidated Real Estate JVs
	June 30, 2020		June 30, 2020
(In thousands)	Three Months Ended	Six Months Ended	Three Months Ended	Six Months Ended
Net income	$13,907	$25,820	$3,893	$777
Depreciation and amortization	15,775	31,645	2,858	5,501
Impairment of real estate	—	—	—	7,644
Funds from operations	$29,682	$57,465	$6,751	$13,922

Initial stabilized yield (unlevered)
        Initial stabilized yield is calculated as the estimated amounts of net operating income at stabilization divided by our investment in the property. Our initial stabilized yield excludes the benefit of leverage. Our cash rents related to our value-creation projects are generally expected to increase over time due to contractual annual rent escalations. Our estimates for initial stabilized yields, initial stabilized yields (cash basis), and total costs at completion represent our initial estimates at the commencement of the project. We expect to update this information upon completion of the project, or sooner if there are significant changes to the expected project yields or costs.
•Initial stabilized yield reflects rental income, including contractual rent escalations and any rent concessions over the term(s) of the lease(s), calculated on a straight-line basis.
•Initial stabilized yield (cash basis) reflects cash rents at the stabilization date after initial rental concessions, if any, have elapsed and our total cash investment in the property.

Investment-grade or publicly traded large cap tenants

        Investment-grade or publicly traded large cap tenants represent tenants that are investment-grade rated or publicly traded companies with an average daily market capitalization greater than $10 billion for the twelve months ended June 30, 2020, as reported by Bloomberg Professional Services. In addition, we monitor the credit quality and related material changes of our tenants. Material changes that cause a tenant’s market capitalization to decline below $10 billion, which are not immediately reflected in the twelve-month average, may result in their exclusion from this measure.

Investments

        We hold investments in publicly traded companies and privately held entities primarily involved in the life science, technology, and agtech industries. We recognize, measure, present, and disclose these investments as follows:

Statements of Operations
	Balance Sheet	Gains and Losses
	Carrying Amount	Unrealized	Realized

Difference between proceeds received upon disposition and historical cost
Publicly traded companies	Fair value	Changes in fair value
Privately held entities without readily determinable fair values that:
Report NAV	Fair value, using NAV as a practical expedient	Changes in NAV, as a practical expedient to fair value

Do not report NAV	Cost, adjusted for observable price changes and impairments	Observable price changes	Impairments to reduce costs to fair value, which result in an adjusted cost basis and the differences between proceeds received upon disposition and adjusted or historical cost

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Definitions and Reconciliations (continued)
June 30, 2020

For investments in privately held entities that do not report NAV per share, an observable price is a price observed in an orderly transaction for an identical or similar investment of the same issuer. Observable price changes result from, among other things, equity transactions for the same issuer executed during the reporting period, including subsequent equity offerings or other reported equity transactions related to the same issuer. For these transactions to be considered observable price changes of the same issuer, we evaluate whether these transactions have similar rights and obligations, including voting rights, distribution preferences, conversion rights, and other factors, to the investments we hold.

Investments in real estate

The following table reconciles our investments in real estate as of June 30, 2020:

(In thousands)	Investments in Real Estate
Gross investments in real estate	$19,218,619

Less: accumulated depreciation	(2,967,150)
Net investments in real estate – North America	16,251,469
Net investments in real estate – Asia	29,656
Investments in real estate	$16,281,125

The following table represents RSF of buildings in operation as of June 30, 2020, that will be redeveloped or replaced with new development RSF upon commencement of future construction:

Property/Submarket	RSF
Intermediate-term projects:
651 Gateway Boulevard/South San Francisco	300,010
3825 Fabian Way/Greater Stanford	250,000
960 Industrial Road/Greater Stanford	110,000
10931 and 10933 North Torrey Pines Road/Torrey Pines	92,450
10260 Campus Point Drive/University Town Center	109,164
9363 and 9393 Towne Centre Drive/University Town Center	71,961
4555 Executive Drive/University Town Center	41,475
975,060
Future projects:
3875 Fabian Way/Greater Stanford	228,000
987 and 1075 Commercial Street/Greater Stanford	26,738
219 East 42nd Street/New York City	349,947
4161 Campus Point Court/University Town Center	159,884
4110 Campus Point Court/University Town Center	12,375
4075 Sorrento Valley Boulevard/Sorrento Valley	40,000
4045 Sorrento Valley Boulevard/Sorrento Valley	10,926
601 Dexter Avenue North/Lake Union	18,680
846,550
Total value-creation RSF currently included in rental properties	1,821,610
Joint venture financial information

We present components of balance sheet and operating results information related to our real estate joint ventures, which are not presented, or intended to be presented, in accordance with GAAP. We present the proportionate share of certain financial line items as follows: (i) for each real estate joint venture that we consolidate in our financial statements, which are controlled by us through contractual rights or majority voting rights, but of which we own less than 100%, we apply the noncontrolling interest economic ownership percentage to each financial item to arrive at the amount of such cumulative noncontrolling interest share of each component presented; and (ii) for each real estate joint venture that we do not control and do not consolidate, and are instead controlled jointly or by our joint venture partners through contractual rights or majority voting rights, we apply our economic ownership percentage to each financial item to arrive at our proportionate share of each component presented.

The components of balance sheet and operating results information related to our real estate joint ventures do not represent our legal claim to those items. For each entity that we do not wholly own, the joint venture agreement generally determines what equity holders can receive upon capital events, such as sales or refinancing, or in the event of a liquidation. Equity holders are normally entitled to their respective legal ownership of any residual cash from a joint venture only after all liabilities, priority distributions, and claims have been repaid or satisfied.

We believe this information can help investors estimate the balance sheet and operating results information related to our partially owned entities. Presenting this information provides a perspective not immediately available from consolidated financial statements and one that can supplement an understanding of the joint venture assets, liabilities, revenues, and expenses included in our consolidated results.

The components of balance sheet and operating results information related to our real estate joint ventures are limited as an analytical tool as the overall economic ownership interest does not represent our legal claim to each of our joint ventures’ assets, liabilities, or results of operations. In addition, joint venture financial information may include financial information related to the unconsolidated real estate joint ventures that we do not control. We believe that in order to facilitate for investors a clear understanding of our operating results and our total assets and liabilities, joint venture financial information should be examined in conjunction with our consolidated statements of operations and balance sheets. Joint venture financial information should not be considered an alternative to our consolidated financial statements, which are prepared in accordance with GAAP.

Key items included in net income attributable to Alexandria’s common stockholders

We present a tabular comparison of items, whether gain or loss, that may facilitate a high-level understanding of our results and provide context for the disclosures included in this Supplemental Information, our most recent annual report on Form 10-K, and our subsequent quarterly reports on Form 10-Q. We believe such tabular presentation promotes a better understanding for investors of the corporate-level decisions made and activities performed that significantly affect comparison of our operating results from period to period. We also believe this tabular presentation will supplement for investors an understanding of our disclosures and real estate operating results. Gains or losses on sales of real estate and impairments of held for sale assets are related to corporate-level decisions to dispose of real estate. Gains or losses on early extinguishment of debt, gains or losses on early termination of interest rate hedge agreements, and preferred stock redemption charges are related to corporate-level financing decisions focused on our capital structure strategy. Significant realized and unrealized gains or losses on non-real estate investments and impairments of real estate and non-real estate investments are not related to the operating performance of our real estate assets as they result from strategic, corporate-level non-real estate investment decisions and external market conditions. Impairments of non-real estate investments are not related to the operating performance of our real estate as they

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Definitions and Reconciliations (continued)
June 30, 2020

represent the write-down of non-real estate investments when their fair values decline below their respective carrying values due to changes in general market or other conditions outside of our control. Significant items, whether a gain or loss, included in the tabular disclosure for current periods are described in further detail in this Supplemental Information.

Lease accounting

On January 1, 2019, we adopted new lease accounting standards that set out the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a lease agreement (i.e., lessees and lessors). The new lease accounting standards did not result in material changes in neither the amount nor the timing of lease-related revenues that we recognized from our tenants. However, the new standards affected our financial statement presentation primarily in three specific areas.

Key differences between the prior accounting standard and the new lease accounting standards:

Prior to January 1, 2019, we classified rental revenues and tenant recoveries as separate line items on our consolidated statements of operations. Effective January 1, 2019, based on our election of a practical expedient, we are required to disclose the combined components of rental revenues and tenant recoveries as a single lease component, which is classified on our consolidated statements of operations as income from rentals. As a result, we do not disclose tenant recoveries as a separate GAAP revenue measure. Refer to the definition of tenant recoveries below for additional details on tenant recoveries revenue and its usefulness to investors.

The new lease accounting standard requires that lessors and lessees capitalize, as initial direct costs, only incremental costs of a lease that would not have been incurred if the lease had not been obtained. Effective January 1, 2019, costs that we incur to negotiate or arrange a lease, regardless of its outcome, such as for fixed employee compensation, tax, or legal advice to negotiate lease terms, and other costs, are expensed as incurred.

Under the package of practical expedients and optional transition method that we elected on January 1, 2019, we are not required to reassess whether initial direct leasing costs capitalized prior to the adoption of the new lease accounting standard in connection with the leases that commenced prior to January 1, 2019, qualify for capitalization under the new lease accounting standard. Therefore, we continue to amortize these initial direct leasing costs over the respective lease term.

In addition, the new lease accounting standards require companies to recognize a lease liability and a corresponding right-of-use asset on the consolidated balance sheets, and to represent the net present value of future rental payments related to operating leases in which we are the lessee. As a result, on January 1, 2019, we recognized a lease liability classified in accounts payable, accrued expenses, and other liabilities on our consolidated balance sheets, and a corresponding right-of-use asset included in other assets on our consolidated balance sheets, related to our ground leases existing as of January 1, 2019, for which we are the lessee. The net present value of the remaining future rental payments of our ground leases was calculated for each operating lease using the respective remaining lease term and a corresponding estimated incremental borrowing rate, which is the estimated interest rate that we would have to pay to borrow on a collateralized basis over a similar term for an amount equal to the lease payments.

Net cash provided by operating activities after dividends

Net cash provided by operating activities after dividends includes the deduction for distributions to noncontrolling interests. For purposes of this calculation, changes in operating assets and liabilities are excluded as they represent timing differences.
Net debt to Adjusted EBITDA and net debt and preferred stock to Adjusted EBITDA

Net debt to Adjusted EBITDA and net debt and preferred stock to Adjusted EBITDA are non-GAAP financial measures that we believe are useful to investors as supplemental measures in evaluating our balance sheet leverage. Net debt is equal to the sum of total consolidated debt less cash, cash equivalents, and restricted cash. Net debt and preferred stock is equal to the sum of net debt, as discussed above, plus preferred stock outstanding as of the end of the period. Refer to the definition of Adjusted EBITDA and Adjusted EBITDA margin for further information on the calculation of Adjusted EBITDA.

The following table reconciles debt to net debt, and to net debt and preferred stock, and computes the ratio of each to Adjusted EBITDA:

(Dollars in thousands)	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Secured notes payable	$344,784	$347,136	$349,352	$351,852	$354,186
Unsecured senior notes payable	6,738,486	6,736,999	6,044,127	6,042,831	5,140,914
Unsecured senior lines of credit	440,000	221,000	384,000	343,000	514,000
Unsecured senior bank term loan	—	—	—	—	347,105
Unamortized deferred financing costs	52,175	53,807	47,299	48,746	36,905
Cash and cash equivalents	(206,860)	(445,255)	(189,681)	(410,675)	(198,909)
Restricted cash	(34,680)	(43,116)	(53,008)	(42,295)	(39,316)
Net debt	$7,333,905	$6,870,571	$6,582,089	$6,333,459	$6,154,885

Net debt	$7,333,905	$6,870,571	$6,582,089	$6,333,459	$6,154,885
7.00% Series D Convertible Preferred Stock	—	—	—	57,461	57,461
Net debt and preferred stock	$7,333,905	$6,870,571	$6,582,089	$6,390,920	$6,212,346

Adjusted EBITDA:
– quarter annualized	$1,253,844	$1,239,016	$1,148,620	$1,099,908	$1,063,056
– trailing 12 months	$1,185,347	$1,137,650	$1,085,382	$1,040,449	$1,004,724
Net debt to Adjusted EBITDA:
– quarter annualized	5.8x	5.5x	5.7x	5.8x	5.8x
– trailing 12 months	6.2x	6.0x	6.1x	6.1x	6.1x
Net debt and preferred stock to Adjusted EBITDA:
– quarter annualized	5.8x	5.5x	5.7x	5.8x	5.8x
– trailing 12 months	6.2x	6.0x	6.1x	6.1x	6.2x

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Definitions and Reconciliations (continued)
June 30, 2020

Net operating income, net operating income (cash basis), and operating margin

        The following table reconciles net income to net operating income, and to net operating income (cash basis):

	Three Months Ended		Six Months Ended
(Dollars in thousands)	6/30/20	6/30/19	6/30/20	6/30/19
Net income	$243,561	$87,179	$274,239	$223,997

Equity in earnings of unconsolidated real estate joint ventures	(3,893)	(1,262)	(777)	(2,408)
General and administrative expenses	31,775	26,434	63,738	51,111
Interest expense	45,014	42,879	90,753	81,979
Depreciation and amortization	168,027	134,437	343,523	268,524
Impairment of real estate	13,218	—	15,221	—
Loss on early extinguishment of debt	—	—	—	7,361
Investment income	(184,657)	(21,500)	(162,836)	(105,056)
Net operating income	313,045	268,167	623,861	525,508
Straight-line rent revenue	(23,367)	(25,476)	(43,964)	(52,441)
Amortization of acquired below-market leases	(13,787)	(8,054)	(29,751)	(15,202)
Net operating income (cash basis)	$275,891	$234,637	$550,146	$457,865

Net operating income (cash basis) – annualized	$1,103,564	$938,548	$1,100,292	$915,730

Net operating income (from above)	$313,045	$268,167	$623,861	$525,508
Total revenues	$436,956	$373,856	$876,875	$732,698
Operating margin	72%	72%	71%	72%

Net operating income is a non-GAAP financial measure calculated as net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, excluding equity in the earnings of our unconsolidated real estate joint ventures, general and administrative expenses, interest expense, depreciation and amortization, impairments of real estate, gains or losses on early extinguishment of debt, gains or losses on sales of real estate, and investment income or loss. We believe net operating income provides useful information to investors regarding our financial condition and results of operations because it primarily reflects those income and expense items that are incurred at the property level. Therefore, we believe net operating income is a useful measure for investors to evaluate the operating performance of our consolidated real estate assets. Net operating income on a cash basis is net operating income adjusted to exclude the effect of straight-line rent and amortization of acquired above- and below-market lease revenue adjustments required by GAAP. We believe that net operating income on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent revenue and the amortization of acquired above- and below-market leases.

Furthermore, we believe net operating income is useful to investors as a performance measure for our consolidated properties because, when compared across periods, net operating income reflects trends in occupancy rates, rental rates, and operating costs, which provide a perspective not immediately apparent from net income or loss. Net operating income can be used to measure the initial stabilized yields of our properties by calculating net operating income generated by a property divided by our investment in the property. Net operating income excludes certain components from net income in order to provide results that are more closely related to the results of operations of our properties. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level rather than at the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort comparability of operating performance at the property level. Impairments of real estate have been excluded in deriving net operating income because we do not consider impairments of real estate to be property-level operating expenses. Impairments of real estate relate to changes in the values of our assets and do not reflect the current operating performance with respect to related revenues or expenses. Our impairments of real estate represent the write-down in the value of the assets to the estimated fair value less cost to sell. These impairments result from investing decisions or a deterioration in market conditions. We also exclude realized and unrealized investment income or loss, which results from investment decisions that occur at the corporate level related to non-real estate investments in publicly traded companies and certain privately held entities. Therefore, we do not consider these activities to be an indication of operating performance of our real estate assets at the property level. Our calculation of net operating income also excludes charges incurred from changes in certain financing decisions, such as losses on early extinguishment of debt, as these charges often relate to corporate strategy. Property operating expenses included in determining net operating income primarily consist of costs that are related to our operating properties, such as utilities, repairs, and maintenance; rental expense related to ground leases; contracted services, such as janitorial, engineering, and landscaping; property taxes and insurance; and property-level salaries. General and administrative expenses consist primarily of accounting and corporate compensation, corporate insurance, professional fees, office rent, and office supplies that are incurred as part of corporate office management. We calculate operating margin as net operating income divided by total revenues.

We believe that in order to facilitate for investors a clear understanding of our operating results, net operating income should be examined in conjunction with net income or loss as presented in our consolidated statements of operations. Net operating income should not be considered as an alternative to net income or loss as an indication of our performance, nor as an alternative to cash flows as a measure of our liquidity or our ability to make distributions.

Operating statistics

We present certain operating statistics related to our properties, including number of properties, RSF, occupancy percentage, leasing activity, and contractual lease expirations as of the end of the period. We believe these measures are useful to investors because they facilitate an understanding of certain trends for our properties. We compute the number of properties, RSF, occupancy percentage, leasing activity, and contractual lease expirations at 100% for all properties in which we have an investment, including properties owned by our consolidated and unconsolidated real estate joint ventures. For operating metrics based on annual rental revenue, refer to our discussion of annual rental revenue herein.

Same property comparisons

As a result of changes within our total property portfolio during the comparative periods presented, including changes from assets acquired or sold, properties placed into development or redevelopment, and development or redevelopment properties recently placed into service, the consolidated total income from rentals, as well as rental operating expenses in our operating results, can show significant changes from period to period. In order to supplement an evaluation of our results of operations over a given quarterly or annual period, we analyze the operating performance for all consolidated properties that were fully operating for the entirety of the comparative periods presented, referred to as same properties. We separately present quarterly and year-to-date same property results to align with the interim financial information required by the SEC in our management’s discussion and analysis of our financial condition and results of operations. These same properties are analyzed

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Definitions and Reconciliations (continued)
June 30, 2020

separately from properties acquired subsequent to the first day in the earliest comparable quarterly or year-to-date period presented, properties that underwent development or redevelopment at any time during the comparative periods, unconsolidated real estate joint ventures, properties classified as held for sale, and corporate entities (legal entities performing general and administrative functions), which are excluded from same property results. Additionally, lease termination fees, if any, are excluded from the results of same properties.

        The following table reconciles the number of same properties to total properties for the six months ended June 30, 2020:

Development – under construction	Properties	Acquisitions after January 1, 2019	Properties
9804 Medical Center Drive	1	25, 35, and 45 West Watkins Mill
9950 Medical Center Drive	1	Road	3
Alexandria District for Science		3170 Porter Drive	1
and Technology	2	Shoreway Science Center	2
201 Haskins Way	1	3911, 3931, and 4075 Sorrento Valley
1165 Eastlake Avenue East	1	Boulevard	3
4150 Campus Point Court	1	260 Townsend Street	1
Alexandria Center® for AgTech, Phase II	1	5 Necco Street	1
	8	601 Dexter Avenue North	1
		4224/4242 Campus Point Court and
Development – placed into		10210 Campus Point Drive	3
service after January 1, 2019	Properties	3825 and 3875 Fabian Way	2
399 Binney Street	1	SD Tech by Alexandria	11
279 East Grand Avenue	1	The Arsenal on the Charles	6
188 East Blaine Street	1	275 Grove Street	1
	3	601, 611, and 651 Gateway
		Boulevard	3
		3330 and 3412 Hillview Avenue	2
Redevelopment – under construction	Properties	9605 Medical Center Drive	1
Alexandria Center® – Long Island City	1	220 2nd Avenue South	1
945 Market Street	1	987 and 1075 Commercial Street	2
3160 Porter Drive	1	4555 Executive Drive	1
The Arsenal on the Charles	5	Other	8
9877 Waples Street	1		53
	9
		Unconsolidated real estate JVs	6
Redevelopment – placed into		Properties held for sale	3
service after January 1, 2019	Properties	Total properties excluded from same
Alexandria PARC	4	properties	91
681 and 685 Gateway Boulevard	2	Same properties	213	(1)
266 and 275 Second Avenue	2	Total properties in North America as of
Alexandria Center® for AgTech, Phase I	1	June 30, 2020	304
	9

(1)Includes 9880 Campus Point Drive and 3545 Cray Court. The 9880 Campus Point Drive building was occupied through January 2018 and is currently in active development, and 3545 Cray Court is currently undergoing renovations.
Stabilized occupancy date

The stabilized occupancy date represents the estimated date on which the project is expected to reach occupancy of 95% or greater.

Tenant recoveries

Tenant recoveries represent revenues comprising reimbursement of real estate taxes, insurance, utilities, repairs and maintenance, common area expenses, and other operating expenses and earned in the period during which the applicable expenses are incurred and the tenant’s obligation to reimburse us arises.

We classify rental revenues and tenant recoveries generated through the leasing of real estate assets within revenue in income from rentals in our consolidated statements of operations. We provide investors with a separate presentation of rental revenues and tenant recoveries in “Same Property Performance” of this Supplemental Information because we believe it promotes investors’ understanding of our operating results. We believe that the presentation of tenant recoveries is useful to investors as a supplemental measure of our ability to recover operating expenses under our triple net leases, including recoveries of utilities, repairs and maintenance, insurance, property taxes, common area expenses, and other operating expenses, and of our ability to mitigate the effect to net income for any significant variability to components of our operating expenses.

The following table reconciles income from rentals to tenant recoveries:

	Three Months Ended					Six Months Ended
(In thousands)	06/30/20	03/31/20	12/31/19	09/30/19	06/30/19	6/30/20	6/30/19
Income from rentals	$435,856	$437,605	$404,721	$385,776	$371,618	$873,461	$726,367
Rental revenues	(341,555)	(337,942)	(308,418)	(293,182)	(289,625)	(679,497)	(564,188)
Tenant recoveries	$94,301	$99,663	$96,303	$92,594	$81,993	$193,964	$162,179

Total equity capitalization

Total equity capitalization is equal to the sum of outstanding shares of 7.00% Series D cumulative convertible preferred stock (“Series D Convertible Preferred Stock”) and common stock multiplied by the related closing price of each class of security at the end of each period presented.

Total market capitalization

Total market capitalization is equal to the sum of total equity capitalization and total debt.

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Definitions and Reconciliations (continued)
June 30, 2020

Unencumbered net operating income as a percentage of total net operating income

Unencumbered net operating income as a percentage of total net operating income is a non-GAAP financial measure that we believe is useful to investors as a performance measure of the results of operations of our unencumbered real estate assets as it reflects those income and expense items that are incurred at the unencumbered property level. Unencumbered net operating income is derived from assets classified in continuing operations, which are not subject to any mortgage, deed of trust, lien, or other security interest, as of the period for which income is presented.

The following table summarizes unencumbered net operating income as a percentage of total net operating income:

	Three Months Ended
(Dollars in thousands)	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Unencumbered net operating income	$296,358	$295,001	$270,903	$259,128	$251,397
Encumbered net operating income	16,687	15,815	15,359	14,906	16,770
Total net operating income	$313,045	$310,816	$286,262	$274,034	$268,167
Unencumbered net operating income as a percentage of total net operating income	95%	95%	95%	95%	94%

Weighted-average interest rate for capitalization of interest

The weighted-average interest rate required for calculating capitalization of interest pursuant to GAAP represents a weighted-average rate based on the rates applicable to borrowings outstanding during the period, including expense/income related to interest rate hedge agreements, amortization of loan fees, amortization of debt premiums (discounts), and other bank fees. A separate calculation is performed to determine our weighted-average interest rate for capitalization for each month. The rate will vary each month due to changes in variable interest rates, outstanding debt balances, the proportion of variable-rate debt to fixed-rate debt, the amount and terms of interest rate hedge agreements, and the amount of loan fee and premium (discount) amortization.

The following table presents the weighted-average interest rate for capitalization of interest:

	Three Months Ended
	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19
Weighted-average interest rate for capitalization of interest	4.03%	3.80%	3.88%	4.00%	4.14%
Weighted-average shares of common stock outstanding – diluted

From time to time, we enter into capital market transactions, including forward equity sales agreements (“Forward Agreements”), to fund acquisitions, to fund construction of our highly leased development and redevelopment projects, and for general working capital purposes. We are required to consider the potential dilutive effect of our forward equity sales agreements under the treasury stock method while the forward equity sales agreements are outstanding. As of June 30, 2020, we had Forward Agreements outstanding to sell an aggregate of 3.5 million shares of common stock.

Prior to the conversion of our remaining outstanding shares in October 2019, we considered the effect of assumed conversion of our outstanding 7.00% Series D Convertible Preferred Stock when determining potentially dilutive incremental shares to our common stock. When calculating the assumed conversion, we add back to net income or loss the dividends paid on our Series D Convertible Preferred Stock to the numerator and then include additional common shares assumed to have been issued (as displayed in the table below) to the denominator of the per share calculation. The effect of the assumed conversion is considered separately for our per share calculations of net income or loss; funds from operations, computed in accordance with the definition in the Nareit White Paper; and funds from operations, as adjusted. Prior to the conversion of our remaining outstanding shares in October 2019, our Series D Convertible Preferred Stock was dilutive and assumed to be converted when quarterly and annual basic EPS, funds from operations, or funds from operations, as adjusted, exceeded approximately $1.75 and $7.00 per share, respectively, subject to conversion ratio adjustments and the impact of repurchases of our Series D Convertible Preferred Stock. The effect of the assumed conversion was included when it was dilutive on a per share basis. The dilutive effect to both numerator and denominator may result in a per share effect of less than a half cent, which would appear as zero in our per share calculation, even when the dilutive effect to the numerator alone appears in our reconciliation.

The weighted-average shares of common stock outstanding used in calculating EPS – diluted, FFO per share – diluted, and FFO per share – diluted, as adjusted, during each period are calculated as follows:

	Three Months Ended					Six Months Ended
(In thousands)	6/30/20	3/31/20	12/31/19	9/30/19	6/30/19	6/30/20	6/30/19

Basic shares for EPS	124,333	121,433	114,175	112,120	111,433	122,883	111,245
Forward Agreements	115	352	761	—	68	234	34
Series D Convertible Preferred Stock	—	—	38	—	—	—	—
Diluted shares for EPS	124,448	121,785	114,974	112,120	111,501	123,117	111,279

Basic shares for EPS	124,333	121,433	114,175	112,120	111,433	122,883	111,245
Forward Agreements	115	352	761	442	68	234	34
Series D Convertible Preferred Stock	—	—	38	—	576	—	578
Diluted shares for FFO	124,448	121,785	114,974	112,562	112,077	123,117	111,857

Basic shares for EPS	124,333	121,433	114,175	112,120	111,433	122,883	111,245
Forward Agreements	115	352	761	442	68	234	34
Series D Convertible Preferred Stock	—	—	38	—	—	—	—
Diluted shares for FFO, as adjusted	124,448	121,785	114,974	112,562	111,501	123,117	111,279

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